Exhibit 10.2

Published CUSIP Number: 46622PAC9

BRIDGE TERM LOAN CREDIT AGREEMENT

DATED AS OF MARCH 2, 2015

AMONG

THE J. M. SMUCKER COMPANY,

THE GUARANTORS FROM TIME TO TIME PARTIES HERETO,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

AND

BANK OF AMERICA, N.A.,

AS ADMINISTRATIVE AGENT

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

AS SOLE LEAD ARRANGER AND BOOK RUNNER,

JPMORGAN CHASE BANK, N.A.,

AS SYNDICATION AGENT,

BANK OF MONTREAL AND

PNC BANK, NATIONAL ASSOCIATION,

AS JOINT DOCUMENTATION AGENTS

AND

FIFTH THIRD BANK AND

U.S. BANK NATIONAL ASSOCIATION,

AS CO-AGENTS

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EXHIBIT A	—	[Reserved]
EXHIBIT B	—	Notice of Borrowing
EXHIBIT C	—	Notice of Continuation/Conversion
EXHIBIT D	—	Note
EXHIBIT E	—	Compliance Certificate
EXHIBIT F	—	Additional Guarantor Supplement
EXHIBIT G	—	Assignment and Acceptance
EXHIBIT H	—	Solvency Certificate
EXHIBIT I-1	—	Form of U.S. Tax Compliance Certificate (Foreign Lenders That Are Not Partnerships)
EXHIBIT I-2	—	Form of U.S. Tax Compliance Certificate (Foreign Participants That Are Not Partnerships)
EXHIBIT I-3	—	Form of U.S. Tax Compliance Certificate (Foreign Participants That Are Partnerships)
EXHIBIT I-4	—	Form of U.S. Tax Compliance Certificate (Foreign Lenders That Are Partnerships)
SCHEDULE 1	—	Commitments
SCHEDULE 6.2	—	Subsidiaries
SCHEDULE 6.15(b)	—	Canadian Benefit Plans and Canadian Pension Plans
SCHEDULE 8.7	—	Existing Indebtedness and Guaranties

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BRIDGE TERM LOAN CREDIT AGREEMENT

This Bridge Term Loan Credit Agreement is entered into as of March 2, 2015, by and among The J. M. Smucker Company, an Ohio corporation (the “Borrower”), the direct and indirect Subsidiaries of the Borrower from time to time party to this Agreement, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, and Bank of America, N.A., as Administrative Agent as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

PRELIMINARY STATEMENT

Pursuant to the Blue Acquisition Agreement, the Borrower has agreed to acquire Blue Acquisition Group, Inc. (the “Blue Acquired Business”) and its subsidiaries for the aggregate cash and stock consideration set forth in the Blue Acquisition Agreement (the “Blue Acquisition Consideration”).

To consummate the transactions contemplated by the Blue Acquisition Agreement, the Borrower intends to (a) issue senior unsecured notes through a public offering or in a private placement (the “Senior Notes Offering”) and/or enter into the Bridge Facility in lieu of all or part of the Senior Notes Offering, (b) obtain the Revolver Amendment to the Revolving Credit Agreement, (c) obtain the Term Facility on the terms and conditions set forth in the Term Credit Agreement, (d) pay fees and expenses incurred in connection with the transactions undertaken to consummate the Blue Acquisition and (e) repay, redeem, defease, discharge, constructively discharge or refinance certain Debt of the Borrower and the Blue Acquired Business and/or their respective subsidiaries.

The Lenders are willing to provide the Bridge Facility on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. THE CREDIT FACILITY.

Section 1.1. Loans. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan (each a “Loan” and collectively for all the Lenders the “Loans”) in U.S. Dollars to the Borrower in an aggregate principal amount up to the amount of such Lender’s Commitment, subject to any reductions thereof pursuant to the terms hereof, in a single drawing on the Closing Date. The Borrowing of Loans shall be made ratably from each of the Lenders in proportion to their respective Applicable Percentage. As provided in Section 1.6(a) hereof, the Borrower may elect that each Borrowing of Loans be either Base Rate Loans or Eurodollar Loans. Loans borrowed under this Section 1.1 and repaid or prepaid may not be reborrowed.

Section 1.2. [Reserved].

Section 1.3. [Reserved].

Section 1.4. Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a Eurodollar Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Base Rate Margin plus the Base Rate from time to time in effect, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise), provided that interest shall not accrue on any Loan (or portion thereof) for the day such Loan (or portion) is paid as provided in Section 3.1.

“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest publicly announced by the Administrative Agent from time to time as its “prime rate”, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime rate to be effective as of opening of business on the date specified in the public announcement of the relevant change in said prime rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate, and the “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate), (b) the sum of (i) the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, such rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, such rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent, plus (ii) 1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.00%; provided that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. As used herein, the term “LIBOR Quoted Rate” means, for any day, the LIBOR Index Rate for a one-month Interest Period on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Eurodollar Reserve Percentage.

(b) Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise), provided that interest shall not accrue on any Loan (or portion thereof) for the day such Loan (or portion) is paid as provided in Section 3.1.

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR =	LIBOR
1 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the relevant Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made as part of such Borrowing; provided that if the LIBOR shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) equal to the London Interbank Offered Rate or a comparable or successor rate which rate is approved by the Administrative Agent as published on the applicable Bloomberg screen page (or such other page as may replace that page on that service or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion) for deposits in U.S. Dollars for a period equal to such Interest Period as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be chosen and applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such rate shall be determined in accordance with Section 10.2.

(c) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans hereunder based on the foregoing and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 1.5. Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans shall be in an amount not less than $1,000,000 or such greater amount which is an integral multiple of $1,000,000. Each Borrowing of Eurodollar Loans continued or converted shall be in an amount equal to $5,000,000 or such greater amount which is an integral multiple of $1,000,000. Without the Administrative Agent’s consent, there shall not be more than ten (10) Borrowings of Eurodollar Loans outstanding hereunder.

Section 1.6. Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Administrative Agent. To request the Borrowing on the Closing Date, the Borrower shall give notice to the Administrative Agent by no later than 10:00 a.m. (Chicago time): (i) at least three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans, and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice. Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing obtained by it hereunder or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 1.5 hereof, a ratable portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans, and (ii) if the Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of the Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of the Borrowing to the Administrative Agent by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice (other than a notice requesting the Borrowing on the Closing Date, in which case such notice may be revoked by the Borrower by notice to the Administrative Agent prior to the specified date of such Borrowing) shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of the Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 10:00 a.m. (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of the Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. Upon written notice to the Borrower by the Administrative Agent or the Required Lenders (or, in the case of an Event of Default under Section 9.1(j) or 9.1(k) hereof with respect to the Borrower, without notice), no Borrowing of Eurodollar Loans shall be advanced, continued, or created by conversion if any Event of Default then exists. The Borrower agrees that the Administrative Agent may rely on any such telephonic, telecopy, or other telecommunication notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in good faith reliance thereon.

(b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic, telecopy or other telecommunication notice to each Lender of any notice from the Borrower received pursuant to Section 1.6(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c) Borrower’s Failure to Notify. If the Borrower fails to give notice pursuant to Section 1.6(a) above of the continuation or conversion of any Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 1.6(a) and such Borrowing is not prepaid in accordance with Section 1.9(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans.

(d) Disbursement of Loans. Not later than 10:00 a.m. (New York time) on the date of the requested Borrowing (or 1:00 p.m. (Chicago time) if the requested Borrowing is made on a same day basis), subject to Section 7 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Charlotte, North Carolina (or at such other location as the Administrative Agent shall designate). The Administrative Agent shall make the proceeds of the Borrowing available to the Borrower at the Administrative Agent’s principal office in Charlotte, North Carolina (or at such other location as the Administrative Agent shall designate), by depositing or wire transferring such proceeds to the credit of the account of the Borrower identified to the Administrative Agent in writing prior to the date of the Borrowing.

(e) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans requested on a same day basis, by 1:00 p.m. (Chicago time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal

Funds Rate for each such day, and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 1.12 hereof so that the Borrower will have no liability under such Section with respect to such payment.

(f) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 1, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Closing Date in Section 7.2 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

Section 1.7. [Reserved].

Section 1.8. Repayment of Loans. The Borrower shall repay to the Administrative Agent, for the account of the Lenders, the unpaid principal amount of the Loans, together with all other amounts owed with respect to the Obligations hereunder, on the Maturity Date. The Borrower will pay the principal amount of each Loan made to the Borrower and the accrued interest on such Loan in U.S. Dollars.

Section 1.9. Prepayments. (a) The Borrower may prepay in whole or in part without premium or penalty (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $1,000,000 or such greater amount which is an integral multiple of $1,000,000, (ii) if such Borrowing is of Eurodollar Loans, in an amount not less than $5,000,000 or such greater amount which is an integral multiple of $1,000,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.5 hereof remains outstanding) any Borrowing of Eurodollar Loans on the last day of the Interest Period therefor and at any other time upon three (3) Business Days prior notice by the Borrower to the Administrative Agent, and in the case of a Borrowing of Base Rate Loans, notice delivered by the Borrower to the Administrative Agent no later than 10:00 a.m. (Chicago time) on the date of prepayment (or, in each case, such shorter period of time then agreed to by the Administrative Agent), each such notice to specify the prepayment date, the Borrowing or Borrowings to be prepaid and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by the Borrower may state that the prepayment contemplated thereby is subject to the effectiveness or funding of other credit facilities, the completion of any debt or equity offering or the completion of any other corporate transaction or event that will provide the proceeds for such prepayment or otherwise result in such prepayment being required hereunder. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each prepayment shall be made by the payment of the principal amount to be prepaid and accrued interest and fees thereon to the date fixed for prepayment plus, in the case of any Eurodollar Loans, any amounts due the

Lenders under Section 1.12 hereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.

(b) Mandatory Prepayments. In the event that the Borrower actually receives any Net Cash Proceeds arising from any Equity Issuance or the Borrower or any Domestic Subsidiary (or, in the case of a Debt Issuance by a Foreign Subsidiary in which such Debt is guaranteed by the Borrower or any Domestic Subsidiary, any Foreign Subsidiary) actually receives any Net Cash Proceeds arising from any Debt Issuance (other than a Debt Issuance under the Term Facility or any other committed term loan facility that has reduced the Commitments hereunder pursuant to Section 1.13(b)(2)) or Asset Sale, in each case after the Closing Date, then the Borrower shall prepay the Loans in an amount equal to 100% of such Net Cash Proceeds not later than three (3) Business Days following the receipt by the Borrower or any Domestic Subsidiary (or, in the case of Debt Issuance of a Foreign Subsidiary requiring a prepayment hereunder, such Foreign Subsidiary, as applicable) of such Net Cash Proceeds. The Borrower shall give the Administrative Agent three (3) Business Days’ prior notice of the receipt by the Borrower or a Subsidiary of any such Net Cash Proceeds and the Administrative Agent will promptly notify each Lender of its receipt of each such notice. Each prepayment of a Borrowing shall be applied ratably to the Loans. Each prepayment shall be made by the payment of the principal amount to be prepaid and accrued interest and fees thereon to the date fixed for prepayment plus, in the case of any Eurodollar Loans, any amounts due the Lenders under Section 1.12 hereof.

Section 1.10. Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, the Borrower shall pay, after written notice from the Administrative Agent sent at the direction of the Required Lenders (provided no such notice or Required Lender direction to send such notice shall be required in the case of an Event of Default under Section 9.1(j) or (k) or a Principal Payment Default (as defined below)), interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans owed by it under the Loan Documents, from the date of such written notice (or, in the case of an Event of Default under Section 9.1(j) or (k) or a Principal Payment Default, the date of such Event of Default) at a rate per annum equal to:

(a) for any Base Rate Loan bearing interest based on the Base Rate, the sum of 2.0% plus the Applicable Base Rate Margin plus the Base Rate from time to time in effect; and

(b) for any Eurodollar Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Base Rate Margin plus the Base Rate from time to time in effect.

If any principal amount of any Loan is not paid when due (a “Principal Payment Default”) such principal amount shall bear interest at the rates specified in subsections (a) and (b) above until paid in full. While any Event of Default exists, interest as adjusted under this Section 1.10 shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

Section 1.11. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made to the Borrower by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The entries maintained in the accounts maintained pursuant to paragraph (a) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay its Obligations in accordance with their terms.

(c) Any Lender may request that its Loans to the Borrower be evidenced by a promissory note of the Borrower in the form of Exhibit D (referred to herein as a “Note” and collectively as the “Notes”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 13.12) be represented by one or more Notes of the Borrower payable to the payee named therein or any assignee pursuant to Section 13.12, except to the extent that any such Lender or assignee subsequently returns any such Note to the Borrower for cancellation.

Section 1.12. Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a) any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise, but excluding any prepayment or conversion required pursuant to Section 10.1),

(b) any failure (other than due to a Lender failing to fund a properly requested Loan when the Borrower has met the conditions of Section 7 herein) by the Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan on the date specified in a notice given pursuant to Section 1.6(a) hereof (including any notice that is subsequently revoked), or

(c) any failure by the Borrower to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise, including when specified in a notice given pursuant to Section 1.9 hereof) then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail and the amounts shown on such certificate shall be conclusive if reasonably deemed prime facie correct.

Section 1.13. Commitment Terminations. (a) Optional Credit Terminations. The Borrower shall have the right at any time and from time to time, upon written notice to the Administrative Agent to terminate the Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $10,000,000 and (ii) allocated ratably among the Lenders in proportion to their respective Applicable Percentages. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Commitments.

(b) Mandatory Commitment Reductions. (1) In the event that the Borrower actually receives any Net Cash Proceeds arising from any Equity Issuance or the Borrower or any Domestic Subsidiary (or, in the case of a Debt Issuance by a Foreign Subsidiary in which such Debt is guaranteed by the Borrower or any Domestic Subsidiary, any Foreign Subsidiary) actually receives any Net Cash Proceeds arising from any Debt Issuance (other than a Debt Issuance under the Term Facility or any other committed term loan facility that has reduced the Commitments hereunder pursuant to Section 1.13(b)(2)) or Asset Sale, in each case during the period commencing on February 3, 2015 and ending on the Closing Date, then the Commitments shall be automatically reduced in an amount equal to 100% of such Net Cash Proceeds on the date of receipt by the Borrower or any Domestic Subsidiary (or, in the case of Debt Issuance of a Foreign Subsidiary requiring a Commitment reduction hereunder, such Foreign Subsidiary, as applicable) of such Net Cash Proceeds. The Borrower shall notify the Administrative Agent no later than the day of the receipt of such Net Cash Proceeds for any Equity Issuance, Debt Issuance or Asset Sale (provided that to the extent practical, the Borrower shall notify the Administrative Agent of any such Asset Sale at least three (3) Business Days prior to the receipt of the associated Net Cash Proceeds), and such notice shall be accompanied by a reasonably detailed calculation of the Net Cash Proceeds received.

(2) In the event that the Borrower or any of its Subsidiaries enters into any committed term loan facility (other than the Term Facility) for the purpose of financing the Blue Transactions, automatically upon the effectiveness of the definitive documentation for such term loan facility and receipt by the Administrative Agent of a notice from the Borrower that such term loan facility constitutes a Qualifying Term Facility, the Commitments shall be automatically reduced in an amount equal to 100% of the committed amount under such Qualifying Term Facility on the date of receipt by the Administrative Agent of such notice.

(3) Any then outstanding Commitments shall automatically terminate on the earliest of (i) the Termination Date, (ii) with respect to each Lender, its funding of the Loans on the Closing Date in accordance with the Loan Documents, (iii) the consummation of the Blue Acquisition without the borrowing of any Loans and (iv) the date that the Blue Acquisition Agreement is terminated or expires or the Borrower notifies the Administrative Agent in writing that it has abandoned its pursuit of the Blue Acquisition. The Borrower shall deliver prompt written notice to the Administrative Agent of such termination.

(c) Any Commitments terminated pursuant to this Section 1.13 may not be reinstated. Each Commitment termination pursuant to this Section 1.13 shall be accompanied by payment of unpaid fees thereon (if any) to the date fixed for such termination.

Section 1.14. Substitution of Lenders. In the event (a) any Lender becomes entitled to compensation under Section 10.3 or 13.1 hereof and such Lender has declined or is unable to designate a different Lending Office in accordance with Section 10.4 or Section 13.1 that eliminates their current entitlement to compensation under Section 10.3 or 13.1, as applicable, (b) the Borrower receives notice from any Lender of any illegality pursuant to Section 10.1 hereof, (c) any Lender is then a Defaulting Lender or such Lender is a Subsidiary or Affiliate of a Person who has been deemed insolvent or becomes the subject of a bankruptcy or insolvency proceeding or a receiver or conservator or like Person has been appointed for any such Person, or (d) a Lender fails to consent to an amendment or waiver requested under Section 13.13 hereof at a time when the Required Lenders have approved such amendment or waiver (any such Lender referred to in clause (a), (b), (c), or (d) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, require, at the Borrower’s expense, any such Affected Lender to assign, at par (and together with accrued and unpaid fees and interest), without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and other amounts at any time owing to it hereunder and the other Loan Documents) to an Eligible Assignee specified by the Borrower, provided that (i) such assignment is not prohibited by law, rule or regulation or order of court or other government authority applicable to such Affected Lender, (ii) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 1.12 hereof as if the Loans owing to it were prepaid rather than assigned and any amounts due such Lender under Sections 10.3 and 13.1 hereof) other than such principal and accrued and unpaid fees and interest owing to it hereunder, (iii) in the case of any such assignment resulting from an entitlement to compensation under Section 10.3 or 13.1 hereof, the assignee will be entitled to less compensation under such Section 10.3 or 13.1 than the Affected Lender, and (iv) the assignment is entered into in accordance with, and subject to the consents required by, Section 13.12 hereof (provided that any assignment fees and reimbursable expenses due thereunder shall be paid by the Borrower (or as otherwise agreed)).

Section 1.15. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender at any time is a Defaulting Lender, then (a) during any Defaulting Lender Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents and such Defaulting Lender’s Commitments shall be excluded for purposes of determining “Required Lenders” (provided that the foregoing shall not permit an increase or extension in such Lender’s Commitments or an extension of the maturity date or postponement of the date for any scheduled payment of any principal of such Lender’s Loans or other Obligations without such Lender’s consent); and (b) such Defaulting Lender’s Commitments and outstanding Loans shall be excluded for purposes of calculating any fee payable to Lenders pursuant to Section 2.1 in respect of any day during any Defaulting Lender Period with respect to such Defaulting Lender and such Defaulting Lender shall not be entitled to receive any fee pursuant to Section 2.1 with respect to such Defaulting Lender’s Commitment in respect of any Defaulting Lender Period with respect to such Defaulting Lender. No Commitment of any Lender shall be increased or extended, and, except as otherwise expressly provided in this Section 1.15, performance by the Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section 1.15. The rights and remedies against a Defaulting Lender under this Section 1.15 are in addition to other rights and remedies which the Borrower may have against such Defaulting Lender and which the Administrative Agent or any Lender may have against such Defaulting Lender.

SECTION 2. FEES.

Section 2.1. Fees. (a) Undrawn Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Applicable Percentage, an undrawn commitment fee at the rate per annum equal to the Applicable Margin on the actual daily Commitments of such Lender then outstanding. Such fee shall accrue from and including the later of (x) the Effective Date and (y) April 4, 2015 to but excluding the earlier of (i) termination or expiration of the Commitments and (ii) the Closing Date (such earlier date, the “Fee Payment Date”). Such fee shall be due and payable on the Fee Payment Date and shall be calculated based on the number of days (if any) elapsed in a 360-day year.

(b) Duration Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Applicable Percentage, a duration fee in an amount equal to (i) 0.50% of the aggregate principal amount of the Loans outstanding on the date which is 90 days after the Closing Date, due and payable in cash on such 90th day (or if such day is not a Business Day, the next Business Day); (ii) 0.75% of the aggregate principal amount of the Loans outstanding on the date which is 180 days after the Closing Date, due and payable in cash on such 180th day (or if such day is not a Business Day, the next Business Day); and (iii) 1.00% of the aggregate principal amount of the Loans outstanding on the date which is 270 days after the Closing Date, due and payable in cash on such 270th day (or if such day is not a Business Day, the next Business Day).

(c) Administrative Agent Fee. The Borrower shall pay to the Administrative Agent, for its own use and benefit, the Bridge Facility Administration Fee (as defined in the Fee Letter) on the Closing Date, or as may be otherwise agreed between the Borrower and the Administrative Agent.

(d) Funding Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Applicable Percentage, a funding fee in an amount equal to 0.50% of the aggregate principal amount of the Loans funded on the Closing Date.

In addition to the above-mentioned fees, the Borrower shall pay all other fees required in the Fee Letter (without duplication).

SECTION 3. PLACE AND APPLICATION OF PAYMENTS.

Section 3.1. Place and Application of Payments. All payments of principal of and interest on the Loans, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 12:00 Noon (New York City time) on the due date thereof at the office of the Administrative Agent in New York City, New York (or such other location as the Administrative Agent may designate to the Borrower), for the benefit of the Lender(s) entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of any amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that the Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day, and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate for each such day.

Anything contained herein to the contrary notwithstanding, all payments and collections received in respect of the Obligations by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations shall be remitted to the Administrative Agent and distributed as follows:

(a) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 13.15 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b) second, to the payment of any outstanding interest and fees due from the Borrower under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(c) third, to the payment of principal on the Loans to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d) fourth, to the payment of all other unpaid Obligations to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(e) finally, to the Borrower or whoever else may be lawfully entitled thereto.

SECTION 4. GUARANTIES.

Section 4.1. Guaranties. The payment and performance of the Obligations of the Borrower shall at all times be guaranteed by each direct and indirect existing or future Domestic Subsidiary or group of Domestic Subsidiaries (excluding, in each case, any FSHCO, unless such FSHCO shall act as a guarantor of the Revolving Credit Agreement (as amended, amended and restated or refinanced from time to time) or any other Material Indebtedness of the Borrower) of the Borrower that is a borrower under the Revolving Credit Agreement (as amended, amended and restated or refinanced from time to time) or that guaranties the Revolving Credit Agreement (as amended, amended and restated or refinanced from time to time) or the payment of other Material Indebtedness of the Borrower, pursuant to Section 12 hereof or pursuant to one or more guaranty agreements in form and substance acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties”; and each such Subsidiary executing and delivering this Agreement as a Guarantor (including any Subsidiary hereafter executing and delivering an Additional Guarantor Supplement in the form called for by Section 12 hereof) or a separate Guaranty being referred to herein as a “Guarantor” and collectively the “Guarantors”).

Section 4.2. Further Assurances. In the event any Subsidiary is required pursuant to the terms of Section 4.1 above to become a Guarantor hereunder, the Borrower shall cause such Subsidiary to execute and deliver to the Administrative Agent a Guaranty or an Additional Guarantor Supplement in the form attached as Exhibit F or such other form acceptable to the Administrative Agent, and the Borrower shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates and (to the extent delivered under the Revolving Credit Agreement) opinions of the type delivered pursuant to Sections 7.1(b), (c), (d) and (k) on or prior to the Closing Date, to the extent reasonably required by the Administrative Agent in connection therewith.

Section 4.3. Release. A Guarantor, upon delivery of written notice to the Administrative Agent by the Borrower certifying that, after giving effect to any substantially concurrent transactions, including substantially concurrent releases of guarantees, either: (i) (a) such Guarantor is not a borrower under the Revolving Credit Agreement (as amended from time to time) and (b) (x) such Guarantor does not guarantee the obligations of (1) any borrower under the Revolving Credit Agreement (as amended from time to time) or (2) any other Material Indebtedness of the Borrower or (ii) such Guarantor is no longer a Subsidiary of the Borrower as a result of a transaction not prohibited hereunder, shall be automatically released from its obligations (including its Guaranty) hereunder without further required action by any Person.

SECTION 5. DEFINITIONS; INTERPRETATION.

Section 5.1. Definitions. The following terms when used herein shall have the following meanings:

“Acquired Business” means the entity or assets acquired by the Borrower or a Subsidiary in an Acquisition, whether before or after the date hereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or the Subsidiary is the surviving entity.

“Adjusted LIBOR” is defined in Section 1.4(b) hereof.

“Administrative Agent” means Bank of America, N.A., in its capacity as Administrative Agent hereunder, and any successor in such capacity pursuant to Section 11.7 hereof.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Lender” is defined in Section 1.14 hereof.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

“Agent Party” is defined in Section 13.8 hereof.

“Agreement” means this Bridge Term Loan Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Applicable Base Rate Margin” means the Applicable Margin applicable to Eurodollar Loans minus 1.0%.

“Applicable Margin” means, (a) with respect to Base Rate Loans, the Applicable Base Rate Margin and (b) with respect to Eurodollar Loans and the undrawn commitment fees payable under Section 2.1(a) hereof, until the first Pricing Date, the rates per annum shown opposite Level III below, and thereafter from one Pricing Date to the next, the rates per annum determined in accordance with the following schedule:

LEVEL	RATINGS (S&P/MOODY’S)	APPLICABLE MARGIN FOR EURODOLLAR LOANS (CLOSING DATE THROUGH 89TH DAY FOLLOWING THE CLOSING DATE)	APPLICABLE MARGIN FOR EURODOLLAR LOANS (90TH DAY FOLLOWING THE CLOSING DATE THROUGH 179TH DAY FOLLOWING THE CLOSING DATE)	APPLICABLE MARGIN FOR EURODOLLAR LOANS (180TH DAY FOLLOWING THE CLOSING DATE THROUGH 269TH DAY FOLLOWING THE CLOSING DATE)	APPLICABLE MARGIN FOR EURODOLLAR LOANS (FROM THE 270TH DAY FOLLOWING THE CLOSING DATE)	APPLICABLE MARGIN FOR UNDRAWN COMMITMENT FEE SHALL BE:
V	Less than BBB-/Baa3	1.75%	2.00%	2.25%	2.50%	0.175%
IV	BBB-/Baa3	1.50%	1.75%	2.00%	2.25%	0.150%
III	BBB/Baa2	1.25%	1.50%	1.75%	2.00%	0.125%
II	BBB+/Baa1	1.125%	1.375%	1.625%	1.875%	0.10%
I	Greater than or equal to A-/A3	1.00%	1.25%	1.50%	1.75%	0.075%

For purposes hereof, the term “Rating” means the rating assigned by S&P or Moody’s to the Borrower’s long-term unsecured senior Debt, and the term “Pricing Date” means any date after the Effective Date on which any Rating is changed, withdrawn, suspended or otherwise unavailable for any reason. The Applicable Margin shall be established based on the Ratings in effect from time to time and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date, provided, however that (a) if both S&P and Moody’s establish a Rating and the Ratings are in adjoining Levels, the Rating in the higher Level will apply, (b) if both S&P and Moody’s establish a Rating and the Ratings differ by more than one Level, the Rating that is one Level higher than the lowest Level will apply, (c) if there is only one Rating, the Rating that is one Level lower than such Rating will apply, and (d) if there are no Ratings, Level V shall apply. Any change in the Applicable Margin resulting from a change, withdrawal, suspension or unavailability of a Rating shall be and become effective as of and on the date of the announcement of the change, withdrawal, suspension or unavailability of such Rating. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders absent demonstrable error.

“Applicable Percentage” means, for each Lender, the percentage (carried out to the ninth decimal place) of the aggregate Commitments represented by such Lender’s Commitment or, if the Commitments have been terminated, the percentage held by such Lender of the aggregate principal amount of all Loans then outstanding.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means a Disposition, outside the ordinary course of business (as determined in good faith by the Borrower), by the Borrower or any Domestic Subsidiary of the Borrower to any Person other than the Borrower or any of its Subsidiaries, of any Property, including a sale or issuance of stock of any Domestic Subsidiary of the Borrower (other than (a) the sale of inventory or sale, lease (including sub-lease) or license of other Property in the ordinary course of business (as determined in good faith by the Borrower), (b) the sale or other Disposition of cash or cash equivalents, (c) the sale, exchange or other Disposition of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice, (d) any Disposition of assets that individually (in any single transaction or series of related transactions) results in Net Cash Proceeds to the Borrower and its Domestic Subsidiaries of $25,000,000 or less and (e) other Dispositions that, together with all other Dispositions consummated after February 3, 2015, do not result in Net Cash Proceeds in excess of $200,000,000 in the aggregate).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and its permitted assignee (with the consent of any party whose consent is required by Section 13.12 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent and the Borrower.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.1 hereof or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Bank of America” means Bank of America, N.A.

“Base Rate” is defined in Section 1.4(a) hereof.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 1.4(a) hereof.

“Basel III Rules” is defined in Section 10.1 hereof.

“Blue Acquired Business” is defined in the Preliminary Statements hereto.

“Blue Acquisition” means the acquisition of Blue Acquired Business by the Borrower and certain merger subsidiaries pursuant to the Blue Acquisition Agreement.

“Blue Acquisition Agreement” means the Agreement and Plan of Merger, dated as of February 3, 2015, governing the acquisition of Blue Acquired Business by the Borrower and certain merger subsidiaries, as may be amended, supplemented or otherwise modified.

“Blue Acquisition Agreement Representations” means the representations made by or with respect to the Blue Acquired Business and its subsidiaries in the Blue Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or a Subsidiary thereof) has the right to terminate its obligations under the Blue Acquisition Agreement, or to decline to consummate the Blue Acquisition pursuant to the Blue Acquisition Agreement as a result of a breach of such representations in the Blue Acquisition Agreement.

“Blue Acquisition Consideration” is defined in the Preliminary Statements hereto.

“Blue Acquisition Shareholders’ Agreement” means any agreement entered into by the Borrower and one or more shareholders in connection with the Blue Acquisition.

“Blue Material Adverse Effect” means any change, event, fact, effect or occurrence that individually or in the aggregate with all other changes, events, facts, effects or occurrences, has, or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets or results of operations of the Blue Acquired Business (as defined herein) and its Subsidiaries, taken as a whole; provided, however, that in determining whether there has been a Blue Material Adverse Effect (as defined herein) or whether a Blue Material Adverse Effect could or would occur, any change, event, fact, effect or occurrence to the extent attributable to, arising out of, or resulting from any of the following shall be disregarded: (i) general political, economic, business, industry, credit, financial or capital market conditions in the United States or internationally, including conditions affecting generally the principal industries in which the Blue Acquired Business and its Subsidiaries operate; (ii) the taking of any action expressly required by the Blue Acquisition Agreement (as defined herein); (iii) the announcement of the Blue Acquisition Agreement or the consummation of the Mergers (as defined in the Blue Acquisition Agreement) including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners, sales representatives or employees of the Blue Acquired Business or its Subsidiaries, in each case to the extent attributable to, arising out of or resulting from the announcement of the Blue Acquisition Agreement or pendency of the Mergers (as defined in the Blue Acquisition Agreement); (iv) the taking of any action expressly with the prior written approval of the Borrower (as defined herein); (v) pandemics, earthquakes, tornados, hurricanes, floods and acts of God; (vi) acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof; (vii) any change in applicable Law or GAAP (or authoritative interpretation or enforcement thereof) which is proposed, approved or enacted on or after February 3, 2015; and (viii) the failure, in and of itself, of the Blue Acquired Business to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after February 3, 2015 (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Blue Material Adverse Effect); provided, further, that changes, events, facts, effects or occurrences set forth in clauses (i), (v), (vi) or (vii) may be taken into account in determining whether there has been, could or would be a Blue Material Adverse Effect to the extent such changes, events, facts, effects or occurrences disproportionately adversely affect the Blue Acquired Business and its Subsidiaries, taken as whole, in relation to other Persons in the principal industries in which the Blue Acquired Business and its Subsidiaries operate. Except as otherwise expressly set forth in this definition, capitalized terms used in the foregoing definition shall have the meanings given such terms by the Blue Acquisition Agreement as in effect on February 3, 2015.

“Blue Transactions” means, collectively, (i) the consummation of the Blue Acquisition, (ii) the Borrower’s incurrence, replacement, redemption, repayment, defeasance, discharge, constructive discharge or refinancing of Debt (including Debt of the Borrower and Blue Acquired Business and their respective subsidiaries) in connection therewith and (iii) the payment of fees and expenses incurred in connection with the foregoing.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrower Materials” is defined in Section 8.5.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders according to their Applicable Percentages. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 1.6 hereof.

“Bridge Commitment Letter” means the Commitment Letter in respect of the Bridge Facility dated as of February 3, 2015, among the Borrower, Bank of America and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Bridge Facility” means the credit facility for making Loans described in Section 1.1 hereof.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in New York City, New York and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England.

“Canadian Benefit Plan” means a plan, fund, program, or policy, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement, fringe, incentive, supplemental, change of control or savings benefits, governed by Canadian law, under which the Borrower or one of its Subsidiaries has any liability or contingent liability with respect to any employee or former employee, but excluding any Canadian Pension Plan.

“Canadian Pension Plan” means a pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by the Borrower or one of its Subsidiaries for their employees or former employees, or that the Borrower or one of its Subsidiaries have any liability or contingent liability, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Change of Control” means

(a) the acquisition of ownership or voting control, directly or indirectly, beneficially or of record, on or after the Effective Date, by any Person or group (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the “1934 Act”), as then in effect), of shares representing more than fifty percent (50%) of the aggregate Ordinary Voting Power represented by the issued and outstanding capital stock of the Borrower; provided that the foregoing restriction shall not apply to acquisitions of capital stock by the Smucker Family so long as the acquisition by the Smucker Family of such Voting Power shall not result, directly or indirectly, in a “going private transaction” within the meaning of the 1934 Act;

(b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated;

(c) the sale or transfer of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, to any person (within the meaning of Rule 13d-3 of the Securities Exchange Commission under the 1934 Act, as in effect on the Effective Date) or related persons constituting a group (within the meaning of Rule 13d-3 of the Securities Exchange Commission under the 1934 Act, as in effect on the Effective Date), in each case, other than the Borrower or any of its Subsidiaries; or

(d) the occurrence of a change in control, or other similar provision, as defined in any agreement or indenture relating to any other issue of Material Indebtedness of the Borrower , the result of which is to cause such Indebtedness to become due prior to its stated maturity.

For purposes of this definition, “Ordinary Voting Power” means the aggregate voting power attributable to all shares of Voting Stock of the Borrower for purposes of electing directors of the Borrower; “Voting Stock” means shares of capital stock of any class or classes of a Person the holders of which are ordinarily, in the absence of contingencies, entitled to elect corporate directors (or Persons performing similar functions); and “Smucker Family” means Timothy P. Smucker, Richard K. Smucker, Susan Smucker Wagstaff and Marcella Smucker Clark, and any member of their immediate families, heirs, legatees, descendants and blood relatives to the fifth degree of consanguinity of such individual, or any trustees or trusts (or other entity created for estate planning purposes) established for their benefit or the benefit of the members of their immediate families and lineal descendants.

“Closing Date” means the date on which each condition described in Section 7.2 shall be satisfied (or waived in accordance with Section 13.13).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Commitment” and “Commitments” means, as to any Lender, the obligation of such Lender to make Loans on the Closing Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the aggregate Commitments of the Lenders are $3,750,000,000 on the date hereof.

“Consolidated Funded Debt” means the aggregate outstanding amount of all Debt of the Borrower and its Subsidiaries which by its terms matures, or which is otherwise payable or unpaid, one year or more from, or is directly or indirectly renewable or extendible at the option of the obligor to a date one year or more from the date of the creation thereof, after eliminating all offsetting debits and credits between the Borrower and its Subsidiaries and all other items required to be eliminated in the preparation of consolidated financial statements of the Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Net Worth” means, at any time,

(a) the sum of (i) the par value (or value stated on the books of the corporation) of the capital stock (but excluding treasury stock, capital stock subscribed and unissued and Preferred Stock redeemable prior to the Maturity Date) of the Borrower and its Subsidiaries plus (ii) the amount of the paid-in capital and retained earnings of the Borrower and its Subsidiaries, in each case as such amounts would be shown on a consolidated balance sheet of the Borrower and its Subsidiaries as of such time prepared in accordance with GAAP, minus

(b) to the extent included in clause (a), all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

“Consolidated Total Assets” shall mean, at any time, all of the assets of the Borrower and its Subsidiaries, as determined on a consolidated basis and in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

“Consolidated Total Capitalization” means the sum of Consolidated Net Worth and Consolidated Funded Debt.

“Credit Event” means the advancing of any Loan.

“Debt” means for any Person (without duplication) (a) all obligations of such Person for money borrowed (including by the issuance of debt securities), (b) all obligations of such Person for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (c) all obligations of others secured by any Lien upon Property of such Person, whether or not such Person has assumed such indebtedness, and (d) all Capitalized Lease Obligations of such Person.

“Debt Issuance” means any incurrence of Indebtedness for Borrowed Money (including, without limitation, the sale or issuance of debt securities), other than (i) any intercompany Debt of the Borrower or any of its Subsidiaries, (ii) any Debt of the Borrower or any of its Subsidiaries incurred under the Revolving Credit Agreement (as may be amended by the Revolver Amendment) or under any facility that refinances the Revolving Credit Agreement, in each case, in an aggregate amount not to exceed the aggregate committed amount thereof as of February 3, 2015, (iii) any commercial paper issued in the ordinary course of business, (iv) any other working capital, letter of credit or overdraft facility incurred in the ordinary course of business and (v) other Indebtedness for Borrowed Money the Net Cash Proceeds of which do not exceed $50,000,000, in the aggregate.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans on the date such Loans were required to be funded by it hereunder; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (a) upon satisfying its obligation to fund such portion of the Loan, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, (c) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or generally under other agreements in which it commits to extend credit, unless such notification or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on the Administrative Agent’s determination that a condition precedent to funding has not been satisfied, (d) has failed, within three (3) Business Days after written request of the Administrative Agent or the Borrower, to confirm in a manner reasonably satisfactory to the Administrative Agent or the Borrower, as applicable, that it will comply with its funding obligations hereunder, which request was made because of a reasonable concern by the Administrative Agent or the Borrower that such Lender may not be able to comply with its funding obligations hereunder; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent or the Borrower, as applicable or (e) has, or has a direct or indirect parent that has, been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or a receiver or conservator has been appointed for such Lender or its direct or indirect parent company; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each Lender promptly following such determination.

“Defaulting Lender Period” means, with respect to any Defaulting Lender, the period commencing on the date upon which such Lender first became a Defaulting Lender and ending on the following date: (i) in the case of a Defaulting Lender pursuant to clause (a) or (b) of the definition thereof, the date on which all Commitments are cancelled or terminated and no Loans are outstanding, (ii) in the case of a Defaulting Lender pursuant to clause (c) or (d) of the definition thereof, the date on which such Defaulting Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments and other obligations hereunder and (iii) in the case of a Defaulting Lender pursuant to clause (e) of the definition thereof, the date on which (a) such Defaulting Lender (or its direct or indirect parent, as applicable) is no longer insolvent, the subject of a bankruptcy or insolvency proceeding or, if applicable, under the direction of a receiver or conservator.

“Disposition” or “dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, and any loss, damage or destruction of any property of such Person that is insured or the condemnation of any of the property of such Person.

“Dodd-Frank Act” is defined in Section 10.1 hereof.

“Domestic Subsidiary” means a Subsidiary of the Borrower that is not a Foreign Subsidiary.

“EBITDA” means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for such period, (c) depreciation and amortization expense for such period, (d) non-cash share based compensation expense and other non-cash expenses, losses and charges (other than those representing a reserve for or actual cash item in any future period) for such period, (e)(i) all non-recurring fees and expenses in connection with the Blue Transactions (including the prepayment, repayment or retirement of Debt in connection therewith), limited to $250,000,000 in the aggregate and (ii) any other non-recurring charges and expenses in connection with any other Acquisitions (whether or not successful) and extraordinary losses and charges for such period limited, in case of this clause (e)(ii), to $125,000,000 in any period of twelve (12) consecutive months, (f) merger and integration costs in connection with the Blue Transactions, limited, in the case of cash merger and integration costs, to $200,000,000 in the aggregate, and (g) cash restructuring charges limited to $25,000,000 in the aggregate, minus (h) all non-cash gains for such period; provided, that the EBITDA for any Acquired Business acquired by the Borrower or any Subsidiary pursuant to an Acquisition (including restructuring charges, operating synergies or other expense reductions and adjustments permitted by Article XI of Regulation S-X promulgated by the Securities and Exchange Commission) during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness for Borrowed Money of the Borrower and its Subsidiaries in connection therewith incurred as of the first day of such period), and provided further that the EBITDA for any entity sold by the Borrower or any Subsidiary shall be deducted on a pro forma basis for such period (assuming the consummation of such sale or other disposition occurred on the first day of such period).

“Effective Date” means the date on which the conditions precedent in Section 7.1 are satisfied (or waived in accordance with Section 13.13).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate (engaged in the business of making commercial loans) of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by the Administrative Agent; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any Guarantor or any of the Borrower’s or such Guarantor’s Affiliates or Subsidiaries.

“Environmental Law” means any current or future obligation under common law or any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“Equity Issuance” means any issuance of equity or equity-linked securities (in a public offering or private placement) by the Borrower, other than (i) equity or equity-linked securities issued in connection with employee stock option plans, employee stock ownership or purchase plans or similar equity-based compensation plans, (ii) equity or equity-linked securities issued as consideration in connection with an acquisition (including the Acquisition) by the Borrower or any of its Subsidiaries and (iii) other issuances of equity or equity-linked securities the Net Cash Proceeds of which do not exceed $50,000,000, in the aggregate.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto and any regulations or rulings promulgated thereunder, in each case as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041(c) or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 1.4(b) hereof.

“Eurodollar Reserve Percentage” is defined in Section 1.4(b) hereof.

“Event of Default” means any event or condition identified as such in Section 9.1 hereof.

“Excess Interest” is defined in Section 13.20 hereof.

“Excluded Taxes” means, with respect to any Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits or similar Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or commitment (other than pursuant to an assignment request by the Borrower under Section 1.14) or (B) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 13.1(a)(ii) or Section 13.1(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 13.1(e) and (iv) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the IRS thereunder as a precondition to relief or exemption from Taxes under such provisions) and any agreements entered into pursuant to Section 1471(b) of the Code.

“FCPA” is defined in Section 6.18 hereof.

“Fee Letter” means that certain Fee Letter dated as of February 3, 2015, among the Borrower, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Fee Payment Date” is defined in Section 2.1 hereof.

“Federal Funds Rate” means the fluctuating interest rate per annum described in part (i) of clause (b) of the definition of Base Rate appearing in Section 1.4(a) hereof.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means each Subsidiary which is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“FSHCO” means any Domestic Subsidiary that owns no material assets other than the equity interests of one or more Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957(a) of the Code and/or of one or more FSHCOs.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” and “Guarantors” each is defined in Section 4.1 hereof.

“Guaranty” and “Guaranties” each is defined in Section 4.1 hereof.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Increased Deficit” is defined in Section 8.12(b)(ii) hereof.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all obligations of such Person for money borrowed (including by the issuance of debt securities), (b) all obligations of such Person for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (c) all obligations of others secured by any Lien upon Property of such Person, whether or not such Person has assumed such indebtedness, (d) all Capitalized Lease Obligations of such Person, and (e) all obligations of such Person constituting reimbursement obligations of such Person with respect to drawn letters of credit and bankers’ acceptances issued for the account of such Person.

“Indemnified Person” is defined in Section 13.15(b).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in clause (i) above, Other Taxes.

“Information” is defined in Section 13.26 hereof.

“Intercreditor Agreement” means that certain Third Amended and Restated Intercreditor Agreement dated as of June 11, 2010, among the Administrative Agent, on behalf of the Lenders, and the holders of the Borrower’s notes described therein, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms thereof.

“Interest Coverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of EBITDA of the Borrower and its Subsidiaries as of the last day of such fiscal quarter to Interest Expense payable in cash of the Borrower and its Subsidiaries, in each case for the period of four fiscal quarters then ended.

“Interest Expense” means, with reference to any period, the sum of all interest charges of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any Eurodollar Loan, the last Business Day of each Interest Period with respect to such Eurodollar Loan and on the Maturity Date and, if the applicable Interest Period is longer than (3) three months, on each day occurring every three (3) months after the commencement of such Interest Period, and (b) with respect to any Base Rate Loan, the last Business Day of every January, April, July and October and on the Maturity Date.

“Interest Period” means the period commencing on the date a Borrowing of Eurodollar Loans is advanced, continued, or created by conversion and ending in the case of Eurodollar Loans, 1, 2, 3, or 6 months thereafter, provided, however, that:

(i) no Interest Period shall extend beyond the Maturity Date;

(ii) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iii) for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“IRS” means the United States Internal Revenue Service.

“Lead Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or any directive, policy or guideline of any Governmental Authority having the force of law or other requirement of any Governmental Authority, whether federal, state, or local.

“Lenders” means and includes Bank of America and the other financial institutions from time to time party to this Agreement, including each Person set forth on Schedule 1 and each assignee Lender pursuant to Section 13.12 hereof.

“Lending Office” is defined in Section 10.4 hereof.

“LIBOR” is defined in Section 1.4(b) hereof.

“LIBOR Index Rate” is defined in Section 1.4(b) hereof.

“LIBOR Quoted Rate” is defined in Section 1.4(a) hereof.

“Lien” means any mortgage, lien, security interest, pledge, hypothec, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement and any trust that secures payment of an obligation.

“Loan” is defined in Section 1.1 hereof and, as so defined, includes a Base Rate Loan or Eurodollar Loan, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement (and any amendments hereto), the Notes (if any), the Guaranties (if any, evidenced by an agreement other than this Agreement), and each other instrument or document to be delivered by a Loan Party hereunder or thereunder or otherwise in connection therewith.

“Loan Party” means the Borrower and each Guarantor.

“Major Subsidiary” means any Subsidiary that has at such time total assets as determined in accordance with GAAP (after intercompany eliminations) exceeding $250,000,000.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the business, financial condition, operations, assets or Properties of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Subsidiary to perform its material obligations under any Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means any Indebtedness for Borrowed Money with an individual principal balance in excess of $150,000,000.

“Maturity Date” means the date that is 364 days after the Closing Date.

“Maximum Rate” is defined in Section 13.20 hereof.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 400l(a)(3) of ERISA that is subject to Title IV of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means (a) with respect to any Disposition, the excess, if any, of (i) the cash received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any Debt that is secured by such asset and that is required to be repaid in connection with the Disposition thereof (other than Loans hereunder or loans under the Term Facility), (B) the reasonable expenses incurred by the

Borrower or any of its Subsidiaries in connection therewith, (C) Taxes reasonably estimated to be payable in connection with such transaction, and (D) the amount of reserves established by the Borrower or any of its Subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with applicable generally accepted accounting principles; provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds; provided, further, that if the Borrower or any of its Domestic Subsidiaries receives proceeds that would otherwise constitute Net Cash Proceeds from a Disposition, the Borrower or such Domestic Subsidiary may reinvest, or commit to reinvest, any portion of such proceeds in the business of the Borrower or any of its Subsidiaries and, in such case, such proceeds shall only constitute Net Cash Proceeds to the extent not so reinvested (or committed to be reinvested) within the 180-day period following receipt of such proceeds; and (b) with respect to the issuances, offerings of placement of equity, equity-linked or debt obligations, the excess, if any, of (i) cash received by the Borrower or any of its Subsidiaries in connection with such issuance over (ii) the underwriting discounts and commissions and other reasonable expenses incurred by the Borrower or any of its Subsidiaries in connection with such issuance.

“Net Income” means, with reference to any period, the net income (or net loss) of the Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Borrower or another Subsidiary, and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an equity interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries during such period.

“New Valuation Report” is defined in Section 8.12(b)(ii) hereof.

“Note” and “Notes” each is defined in Section 1.11 hereof.

“Obligations” means, with respect to the Borrower, all obligations of the Borrower to pay principal and interest on the Loans, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Event” means the event specified in Section 8.14 hereof.

“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including without limitation, the Bank Secrecy Act, anti-money laundering laws (including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L.

107-56 (a/k/a the USA Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulators or orders adopted by any State within the United States.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Operating Subsidiary” is defined in Section 7.2(e) hereof.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of such Recipient engaging or having engaged in a trade or business in the jurisdiction imposing such Tax or any other present or former connection between such Recipient and such jurisdiction; provided, that no such Recipient shall be deemed to be engaged in a trade or business in, or to have any other connection with, any jurisdiction solely as a result of such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document pursuant to an assignment request by the Borrower under Section 1.14.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 1.14 or Section 13.1). Other Taxes shall not include any Taxes imposed on, or measured by reference to, gross income, net income or gain.

“Participant Register” is defined in Section 13.11 hereof.

“Patriot Act” is defined in Section 6.18 hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permanent Financing” means an issuance of senior unsecured notes through a public offering or in a private placement and/or entry into one or more unsecured term loan credit facilities, in each case the proceeds of which are used to consummate the Blue Transactions or to refinance or replace the Bridge Facility or any other interim financing for the Blue Transactions.

“Permitted Assignee” is defined in the Bridge Commitment Letter.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that is subject to ERISA and is established solely by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” is defined in Section 8.5.

“Preferred Stock” means any class of capital stock of the Borrower that is preferred over any other class of capital stock of the Borrower as to the payment of dividends or the payment of any amount upon liquidation or dissolution of the Borrower.

“Principal Payment Default” is defined in Section 1.10 hereof.

“Priority Debt” means all Debt of Subsidiaries other than (a) any such indebtedness held by the Borrower or another Subsidiary or (b) any such indebtedness of a Subsidiary that is a Guarantor.

“Private Placement Notes” means any and all notes issued by the Borrower under (i) that certain Note Purchase Agreement dated May 31, 2007 (as amended), relating to the $400,000,000 5.55% senior notes due April 1, 2022, (ii) that certain Note Purchase Agreement dated October 23, 2008 (as amended), relating to $376,000,000 6.63% senior notes due November 1, 2018 and $24,000,000 6.12% senior notes due November 1, 2015, and (iii) that certain Note Purchase Agreement dated June 15, 2010 (as amended), relating to $400,000,000 4.50% senior notes due June 1, 2025.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“Qualifying Term Facility” means a term loan facility with lenders reasonably acceptable to the Borrower and which is subject to conditions precedent to funding that are no less favorable or are more favorable to the Borrower than the conditions set forth herein to the funding of the Bridge Facility, as determined by the Borrower in its reasonable discretion.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” is defined in Section 13.12(b) hereof.

“Related Person” of an Indemnified Person means (a) any controlling person, controlled affiliate or subsidiary of such Indemnified Person, (b) the respective directors, officers or employees of such Indemnified Person or any of its subsidiaries, controlled affiliates or controlling persons and (c) the respective agents and advisors of such Indemnified Person or any of its subsidiaries, controlled affiliates or controlling persons.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and Commitments constitute more than 50% of the sum of the total outstanding Loans and Commitments of the Lenders.

“Restricted Payment” is defined in Section 8.11 hereof.

“Revolver Amendment” means that certain Amendment No. 1 to the Revolving Credit Agreement, dated as of February 23, 2015.

“Revolving Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of September 6, 2013, as amended by the Revolver Amendment, between the Borrower, Smucker Foods of Canada Corp., the administrative agent party thereto, the lenders party thereto and the guarantors party thereto.

“Sanctions” is defined in Section 6.17(d) hereof.

“Securities Act” is defined in Section 7.2(e) hereof.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

“Specified Blue Acquisition Representations” means collectively, the representations and warranties of the Borrower set forth in Section 6.1(a), 6.2 (a) (but only with respect to the Guarantors), 6.3(a), 6.3(b), 6.3(c)(ii)(y), 6.3(c)(iii) (as if each reference therein to “Material Indebtedness” included credit facilities having an aggregate committed amount in excess of $150,000,000), 6.4, 6.14, 6.18(a) and 6.19.

“Specified Subsidiaries” means Smucker Foods of Canada Corp., the Guarantors, Smucker Sales and Distribution Company and Smucker Services Company, but only for such time that any such Person is a Subsidiary of the Borrower.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Credit Agreement” means that certain Credit Agreement, dated March 2, 2015, among the Borrower, Bank of America, as the administrative agent, the lenders party thereto and the guarantors party thereto.

“Term Facility” means the senior unsecured term loan facility made available under the Term Credit Agreement.

“Termination Date” means the “Termination Date” as defined in the Blue Acquisition Agreement as in effect on February 3, 2015, including as extended in accordance with Section 8.1(b) of the Blue Acquisition Agreement as in effect on February 3, 2015.

“Total Funded Debt” means, at any time the same is to be determined, the sum (but without duplication), after eliminating all offsetting debits and credits between the Borrower and its Subsidiaries and all other items required to be eliminated in the preparation of consolidated financial statements of the Borrower and its Subsidiaries in accordance with GAAP, of (a) all Indebtedness for Borrowed Money of the Borrower and its Subsidiaries at such time, and (b) all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by the Borrower or any of its Subsidiaries or which the Borrower or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Borrower or any of its Subsidiaries has otherwise assured a creditor against loss.

“Total Leverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of Total Funded Debt of the Borrower and its Subsidiaries as of the last day of such fiscal quarter to EBITDA of the Borrower and its Subsidiaries for the period of four fiscal quarters then ended, determined on a consolidated basis in accordance with GAAP.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities over the value of assets of the Pension Plan. For this purpose, the benefit liabilities of a Pension Plan for a plan year shall be the Pension Plan’s “funding target” determined under Section 430(d)(1) of the Code (without regard to Section 430(i)(1) of the Code) for the plan year, and the value of the assets for such plan year shall be such value as is used pursuant to Section 430 of the Code for purposes of determining the annual contribution requirements with respect to the Pension Plan for such plan year.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-owned Subsidiaries or the Borrower within the meaning of this definition.

Section 5.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. References to “knowledge” of a Loan Party or other Person means the actual knowledge of officers of such Person with responsibility for the relevant subject matter. Unless the context requires otherwise, any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

For purposes of the definitions of Debt and Indebtedness for Borrowed Money, any Debt or Indebtedness for Borrowed Money of the Borrower or any of its Subsidiaries in respect of which a notice of prepayment or redemption has been delivered in connection with the Blue Transactions and for which the Borrower or any of its Subsidiaries has deposited cash with or for the benefit of the trustee or holder of such Debt or Indebtedness for Borrowed Money to fund such repayment or redemption shall be considered repaid or redeemed; provided that if any applicable deposit is returned with the consent or acquiescence of the Borrower and the corresponding Debt or Indebtedness for Borrowed Money of the Borrower or any of its Subsidiaries is not redeemed or cancelled, but remain outstanding, this paragraph shall not apply.

Section 5.3. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the

Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 6. REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Administrative Agent and the Lenders on the Effective Date and on the Closing Date as follows:

Section 6.1. Organization and Qualification. The Borrower is (a) duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, (b) has the corporate or other organizational power to own its Property and conduct its business as now conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.2. Subsidiaries. Each of the Specified Subsidiaries is (a) duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, (b) has the corporate or other organizational power to own its Property and conduct its business as now conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Schedule 6.2 hereto identifies as of the date hereof each of the Specified Subsidiaries, the jurisdiction of its organization, its registered office (if it is a Canadian organization), and, other than with respect to the Borrower, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries.

Section 6.3. Authority and Validity of Obligations. (a) The Borrower has the corporate and other organizational authority to enter into this Agreement and the other Loan Documents executed by it, to make the Borrowings herein provided for, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each other Loan Party has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, and to perform all of its obligations under the Loan Documents executed by it.

(b) The Loan Documents delivered by each Loan Party have been duly authorized, executed, and delivered by such Person and constitute valid and binding obligations of such Loan Party enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

(c) This Agreement and the other Loan Documents do not, nor does the performance or observance by any Loan Party of any of the matters and things herein or therein provided for, (i) contravene or constitute a default under any provision of law except to the extent such contravention or default would not reasonably be expected to have a Material Adverse Effect, (ii) contravene (x) any judgment, injunction, order or decree binding upon any Loan Party or (y) any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of any Loan Party except, in the case of this clause (ii), to the extent such contravention would not reasonably be expected to have a Material Adverse Effect or (iii) contravene or constitute a default under any indenture or other agreement pursuant to which Material Indebtedness of any Loan Party is committed or outstanding.

Section 6.4. Use of Proceeds; Margin Stock. The Borrower shall use the proceeds of the Bridge Facility on or following the Closing Date to finance the consummation of the Blue Transactions.

Neither the Borrower nor any Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 6.5. Financial Reports. The (i) consolidated balance sheet of the Borrower and its Subsidiaries as of and for the fiscal year ended April 30, 2014, and the related consolidated statements of comprehensive income (loss), stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Ernst & Young LLP, independent public accountants, and (ii) consolidated balance sheet of the Borrower and its Subsidiaries as of and for the fiscal quarter ended January 31, 2015, and the related unaudited consolidated statements of comprehensive income (loss) and cash flows of the Borrower and its Subsidiaries heretofore furnished to the Administrative Agent and the Lenders, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis (subject, in the case of the financial statements described in clause (ii) hereof, to changes resulting from normal year-end adjustments and the absence of footnotes).

Section 6.6. No Material Adverse Change. Since April 30, 2014, there has been no material adverse change in the business, financial condition, operations, assets or Properties of the Borrower and its Subsidiaries taken as a whole.

Section 6.7. Full Disclosure. The written information (other than information of a general economic or industry nature) furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby (as modified or supplemented by other information so furnished or publicly available in periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the material statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, and other forward-looking statements furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared. For the avoidance of doubt, with respect to any information relating to the Blue Acquired Business delivered on or prior to the consummation of the Blue Transactions, such representation is made solely to the best of the Borrower’s knowledge.

Section 6.8. Trademarks, Franchises, and Licenses. The Borrower and its Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information necessary to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person, except as would not reasonably be expected to result in a Material Adverse Effect.

Section 6.9. Governmental Authority and Licensing. The Borrower and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, provincial, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same would reasonably be expected to have a Material Adverse Effect.

Section 6.10. Good Title. The Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent audited consolidated balance sheet of the Borrower and its Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof, except as would not reasonably be expected to result in a Material Adverse Effect.

Section 6.11. Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding pending or threatened in writing, against the Borrower or any Subsidiary or any of their Property which is reasonably likely to be adversely determined, and if adversely determined, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 6.12. Taxes. All income and other material Tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have been filed, and all Taxes due and payable by the Borrower or any Subsidiary with respect to such returns have been paid, except such Taxes, if any, (i) as are being contested in good faith by appropriate proceedings and as to which adequate reserves established in accordance with GAAP have been provided or (ii) which failure to pay would not reasonably be expected to result in a Material Adverse Effect. The Borrower does not know of any proposed material additional Tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts that would reasonably be expected to result in a Material Adverse Effect.

Section 6.13. Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any Subsidiary of any Loan Document, except those that have been obtained and remain in full force and effect or which are not required to be made or obtained as of each time this representation is made or deemed made.

Section 6.14. Investment Company. Neither the Borrower nor any Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.15. Benefit Plans. ERISA. (i) Each Plan is in compliance with the applicable provisions of ERISA, the Code and applicable federal laws except for any such noncompliance that would not result in a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would reasonably be expected to cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(ii) There are no pending or, to the knowledge of the Borrower, overtly threatened claims, actions (including by any Governmental Authority) or lawsuits, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(iii) (A) No ERISA Event has occurred or is reasonably expected to occur that would have a Material Adverse Effect; (B) as of the first day of the most recent plan year of a Pension Plan for which the sponsor of the Pension Plan has received an actuarial valuation report, no Pension Plan has any Unfunded Pension Liability that would reasonably be expected to have a Material Adverse Effect; (C) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that would have a Material Adverse Effect; (D) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan that would reasonably be expected to have a Material Adverse Effect; and (E) neither the Borrower nor any ERISA Affiliate has knowingly engaged in a transaction that would be reasonably expected to be subject to Section 4069 or 4212(c) of ERISA.

(b) Canadian Pension Plan and Benefit Plans. Schedule 6.15(b) hereto lists as of the date hereof all Canadian Benefit Plans and Canadian Pension Plans. The Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and all other applicable laws which require registration. The Borrower and its Subsidiaries have complied with and performed all of their statutory obligations under and in respect of the Canadian Pension Plans and Canadian Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations) except to the extent as would not reasonably be expected to have a Material Adverse Effect. All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.15(b) hereto, as of the date hereof each of the Canadian Benefit Plans is either fully funded or fully insured. Except as set forth on Schedule 6.15(b) hereto, as of the date hereof there are no outstanding actions or suits concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans. Except as set forth on Schedule 6.15(b) hereto, as of the date hereof neither the Borrower or its Subsidiaries have any liability in respect of a multi-employer pension plan as that term is defined in the relevant Canadian pension legislation. Except as set forth on Schedule 6.15(b) hereto, as of the date hereof each of the Canadian Pension Plans is fully funded on a going concern basis or solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities or commissioned at the request of the Borrower or its Subsidiaries and which are consistent with generally accepted actuarial principles).

Section 6.16. Compliance with Laws. The Borrower and its Subsidiaries are in compliance with the requirements of all federal, state, provincial and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and Environmental Laws), where any such non-compliance, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received notice to the effect that its operations are not in compliance with any Environmental Laws or is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a Release of any Hazardous Material, where any such non-compliance or remedial action, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 6.17. OFAC. (a) The Borrower is in compliance with the requirements of all United States and Canadian economic sanctions laws (including without limitation the OFAC Sanctions Program) applicable to it, (b) each Subsidiary of the Borrower is in compliance with the requirements of all United States and Canadian economic sanctions laws (including without limitation the OFAC Sanctions Program) applicable to such Subsidiary, (c) the Borrower has provided to the Administrative Agent and the Lenders all information requested in writing by the Administrative Agent and the Lenders regarding the Borrower and its Affiliates and Subsidiaries that it is necessary for the Administrative Agent and the Lenders to collect to comply with applicable United States and Canadian economic sanctions laws (including without limitation the OFAC Sanctions Program); subject however, in the case of Affiliates, to the Borrower’s ability to provide information applicable to them, and (d) to the Borrower’s knowledge, neither the Borrower nor any of its controlled Affiliates or Subsidiaries is, as of the date hereof, named on the current OFAC SDN List or is otherwise the target of any economic sanctions administered by OFAC or the U.S. Department of State (“Sanctions”).

Section 6.18. FCPA; Patriot Act. (a) No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”).

(b) The Borrower and its Subsidiaries are in compliance in all material respects with the USA PATRIOT Act (Title III of Pub. L. 107-56) (signed into law October 26, 2001)) (the “Patriot Act”).

Section 6.19. No Default. No Event of Default under Section 9.1(a), Section 9.1(f)(i)(x) (as if each reference to Indebtedness for Borrowed Money in Section 9.1(f) was a reference to the Borrower’s 3.50% Senior Notes due 2021), Section 9.1(j) or (k) (limited in each case to the Borrower), Section 9.1(b) (relating to a breach of Section 8.7, 8.8, 8.10 or 8.14(e) (other than, in the case of Section 8.10, to the extent arising from a sale, transfer, lease or other disposal of Property of the Borrower and its Subsidiaries (except to the extent such sale, transfer, lease or other disposal of Property is an otherwise prohibited sale, transfer, lease or other disposal of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole)), 9.1(d) (limited to a breach of the representation and warranty in Section 6.18(b) as a result of the use of proceeds hereof) or Section 9.1(i) (limited to clauses (a) through (c) of the definition of “Change of Control”) has occurred and is continuing immediately after the consummation of the Blue Transactions on the Closing Date.

SECTION 7. CONDITIONS PRECEDENT.

Section 7.1. Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction (or waiver in accordance with Section 13.13) of all the following conditions precedent:

(a) the Administrative Agent shall have received this Agreement duly executed by the Borrower, the Guarantors, and the Lenders;

(b) if requested by any Lender, the Administrative Agent shall have received for such Lender such Lender’s duly executed Note of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 1.11 hereof;

(c) the Administrative Agent shall have received copies of the Borrower’s and each Guarantor’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary (or individual holding a comparable position);

(d) the Administrative Agent shall have received copies of resolutions (or equivalent authorizations) of the Borrower’s and each Guarantor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party as of the Effective Date, together with specimen signatures of the persons authorized to execute such documents on the Borrower’s and each Guarantor’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(e) the Administrative Agent shall have received copies of the certificates of good standing (or equivalent instrument) for each Borrower and each Guarantor (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state (or equivalent) of its incorporation or organization;

(f) the Administrative Agent shall have received a list of the Borrower’s Authorized Representatives;

(g) the Administrative Agent shall have received a certificate of an Authorized Representative of the Borrower, certifying as of the Effective Date that:

(i) no material adverse change in the business, financial condition, operations, assets or Properties of the Borrower and its Subsidiaries taken as a whole shall have occurred since April 30, 2014;

(ii) each of the representations and warranties set forth herein and in the other Loan Documents shall be true and correct in all material respects as of the date hereof, except to the extent the same expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, provided that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct (after giving effect to any qualifications therein) in all respects (and the Borrower’s execution and delivery of this Agreement shall constitute a representation and warranty that the condition precedent contained in this subsection has been satisfied on the date of this Agreement); and

(iii) no Default or Event of Default shall have occurred and be continuing or would occur as a result of the execution and delivery hereof by the Borrower or any Guarantor or the performance of its respective obligations hereunder (and the Borrower’s and Guarantors’ execution and delivery of this Agreement shall constitute a representation and warranty that the condition precedent contained in this subsection has been satisfied on the date of this Agreement);

(j) the Administrative Agent, the Lead Arranger and the Lenders shall have received all fees set forth in the Fee Letter, and other amounts due and payable to them pursuant to the terms hereof in each case on or prior to the Effective Date, including, to the extent invoiced at least three Business Days prior to the Effective Date (or such later date as the Borrower may reasonable agree), reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document (including, to the extent so required, the reasonable fees, disbursements and other charges of one primary counsel to the Administrative Agent);

(k) the Administrative Agent shall have received the favorable written opinion of (i) Wachtell, Lipton, Rosen & Katz, special counsel to the Borrower and each Guarantor, (ii) Calfee, Halter & Griswold LLP, Ohio counsel to the Borrower and J.M. Smucker LLC and (ii) Potter Anderson & Corroon LLP, Delaware counsel to The Folgers Coffee Company, in each case, in form and substance customary and reasonably satisfactory to the Administrative Agent; and

(l) the Administrative Agent and each Lender shall have received all documentation and other information requested by it in writing at least ten Business Days prior to the Effective Date for purposes of ensuring compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, not fewer than three Business Days prior to the Effective Date.

The occurrence of the Effective Date shall be confirmed by a written notice from the Administrative Agent to the Borrower on the Effective Date, and shall be conclusive evidence of the occurrence thereof.

Section 7.2. Conditions to Closing. The Lenders’ obligation to fund the Loans is subject to the occurrence of the Effective Date and the satisfaction (or waiver in accordance with Section 13.13) of the following conditions precedent:

(a) (1) except as disclosed in the Company SEC Documents (as defined in the Blue Acquisition Agreement as in effect on February 3, 2015) filed with, or furnished to, the Securities and Exchange Commission after April 28, 2013 and prior to February 3, 2015 (excluding any disclosures set forth in any such Company SEC Document in any risk factor section, any forward-looking disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein) or in the Company Disclosure Letter (as defined in the Blue Acquisition Agreement as in effect on February 3, 2015), since April 27, 2014 and prior to February 3, 2015, there shall not have been any change, event, fact, effect or occurrence that has had, or would reasonably be expected to have a Blue Material Adverse Effect and (2) since February 3, 2015, there shall not have been any change, event, fact, effect or occurrence that has had or would reasonably be expected to have a Blue Material Adverse Effect;

(b) the Blue Acquisition shall be consummated substantially concurrently with the Borrowing on the Closing Date, in accordance with the Blue Acquisition Agreement, and the Blue Acquisition Agreement (as in effect on February 3, 2015) has not been amended or modified by the Borrower, and no condition shall have been waived or consent granted by the Borrower, in any respect that is materially adverse to the Lenders or to Bank of America without Bank of America’s prior written consent (it being understood and agreed that (i) any decrease in the cash portion of the Blue Acquisition Consideration that is accompanied by a dollar-for-dollar reduction in the Commitments and (ii) any increase in the cash portion of the Blue Acquisition Consideration, together with any other increases since February 3, 2015, which does not exceed 5% of the purchase price, in each case shall be deemed not to be materially adverse to the Lenders or to Bank of America); and

(c) each of the Blue Acquisition Agreement Representations and the Specified Blue Acquisition Representations shall be true and correct in all material respects as of the Closing Date, except to the extent the same expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, provided that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects (after giving effect to any qualification therein);

(d) the Administrative Agent shall have received a certificate from an Authorized Representative of the Borrower, certifying as to clauses (a), (b) and (c) of this Section 7.2;

(e) the Administrative Agent shall have received, at the Borrower’s option, either: (1) for each of the Borrower and Big Heart Pet Brands (the “Operating Subsidiary”) (a) U.S. GAAP audited consolidated balance sheets and related statements of comprehensive income (loss), stockholders’ equity and cash flows for the three most recently completed fiscal years ended at least 60 days prior to the Closing Date and (b) U.S. GAAP unaudited consolidated balance sheets and related unaudited statements of comprehensive income (loss) and cash flows for each subsequent interim fiscal quarter ended at least 40 days before the Closing Date, which financial statements shall meet the requirements in all material respects of Regulation S-X under the Securities Act of 1933 (the “Securities Act”) for a registered public offering of debt Securities of the Borrower on Form S-1 (except such provisions for which compliance is not customary for private placements of debt securities pursuant to Rule 144A under the Securities Act) or (2) for each of the Borrower and the Blue Acquired Business (a) U.S. GAAP audited consolidated balance sheets and related statements of comprehensive income (loss), stockholders’ equity and cash flows for the three most recently completed fiscal years ended at least 60 days prior to the Closing Date and (b) U.S. GAAP unaudited consolidated balance sheets and related unaudited statements of comprehensive income (loss) and cash flows for the interim period from the date of the most recent such audited consolidated balance sheet through the date of the most recent quarterly period that has ended at least 40 days prior to the Closing Date, which financial statements shall meet the requirements in all material respects of Regulation S-X under the

Securities Act for a registered public offering of debt Securities of the Borrower on Form S-1. The Administrative Agent hereby acknowledges receipt of the financial statements in the foregoing clause (1)(a) with respect to the Borrower and the Operating Subsidiary for the fiscal years ended 2012, 2013 and 2014, and in the foregoing clause (1)(b) with respect to the Borrower and the Operating Subsidiary for the fiscal quarters ended on or about July 31, 2014 and October 31, 2014; provided that the Borrower’s and Operating Subsidiary’s or the Blue Acquired Business’, as the case may be, filing of any required audited financial statements with respect to the Borrower or Operating Subsidiary or the Blue Acquired Business, as the case may be, on Form 10-K or required unaudited financial statements with respect to the Borrower or Operating Subsidiary or the Blue Acquired Business, as the case may be, on Form 10-Q, in each case, will satisfy the requirements under clauses (1)(a) or (2)(a) or (1)(b) or (2)(b), as applicable, of this paragraph;

(f) the Administrative Agent shall have received the Notice of Borrowing required by Section 1.6 hereof;

(g) the Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower in the form attached as Exhibit H hereto;

(h) the Administrative Agent, the Lead Arranger and the Lenders shall have received all fees as set forth in the Fee Letter, and other amounts due and payable to them pursuant to the terms hereof, in each case, on or prior to the Closing Date, including, to the extent invoiced at least three Business Days prior to the Closing Date (or such later date as the Borrower may reasonable agree), reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document; and

(i) All principal amounts of debt outstanding under the following indentures or loan agreements of the Blue Acquired Business and its Subsidiaries will be repaid, redeemed or satisfied and discharged and the commitments thereunder terminated substantially simultaneously with or immediately after the funding of the Loans: (i) Indenture, dated as of February 16, 2011, between Operating Subsidiary and The Bank of New York Mellon Trust Company, N.A., governing Operating Subsidiary’s 7.625% Senior Notes due 2019, (ii) Credit Agreement, dated as of March 8, 2011, by and among Operating Subsidiary, certain of its affiliates, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and (iii) Credit Agreement, dated as of March 6, 2014, by and among Operating Subsidiary, certain of its affiliates, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.

Section 7.3. Availability. During the period from and including the Effective Date and to and including the earlier of the termination of the Commitments and the funding of the Loans hereunder on the Closing Date, and notwithstanding (i) that any representation given as a condition to the Effective Date (excluding, for the avoidance of doubt, the Specified Blue Acquisition Representations and the Blue Acquisition Agreement Representations made as a condition to the Closing Date) was incorrect, (ii) any failure by the Borrower to comply with any provision of Section 8, (iii) any provision to the contrary in any Loan Document or (iv) that any condition to the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (a) rescind, terminate or cancel this Agreement or any of its Commitments hereunder (except as set forth in Section 1.13(b) hereof) or exercise any right or remedy under this Agreement, to the extent to do so would prevent, limit or delay the making of its Loan, (b) refuse to participate in making its Loan or (c) exercise any right of set-off or counterclaim in respect of its Loan to the extent to do so would prevent, limit or delay the making of its Loan; provided that in each case the conditions set forth in Section 7.2 are satisfied. For the avoidance of doubt, (i) the rights and remedies of the Lenders and the Administrative Agent under the Loan Documents shall not be limited in the event that any such condition to the Closing Date set forth in Section 7.2 is not satisfied on the Closing Date and (ii) from the Closing Date after giving effect to the funding of the Loans on such date, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of this Section 7.3.

SECTION 8. COVENANTS.

The Borrower agrees that, so long as any Commitment or Loan is outstanding, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.13 hereof:

Section 8.1. Maintenance of Business. The Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence, except (a) as otherwise provided in Section 8.10 hereof or (b) with respect to any Subsidiary, to the extent the failure to preserve and maintain its existence would not reasonably be expected to result in a Material Adverse Effect. The Borrower shall, and shall cause each Subsidiary to, take all reasonable actions to preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so would reasonably be expected to have a Material Adverse Effect.

Section 8.2. Maintenance of Properties. The Borrower shall, and shall cause each Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 8.3. Taxes and Assessments. The Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all material Taxes imposed upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves in accordance with GAAP are provided therefor or to the extent that such failure would not reasonably be expected to result in a Material Adverse Effect.

Section 8.4. Insurance. The Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks as and to the extent usually insured by Persons similarly situated and conducting similar businesses.

Section 8.5. Financial Reports. The Borrower shall, and shall cause each Subsidiary to, maintain true and complete books of record and account, in which appropriate entries in conformity with GAAP in accordance with customary business practice shall be made; and shall furnish to the Administrative Agent such information respecting the business and financial condition of the Borrower and its Subsidiaries as the Administrative Agent may reasonably request; and without any request, shall furnish to the Administrative Agent and the Lenders:

(a) as soon as available, and in any event no later than 45 days after the last day of the first three fiscal quarters of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of such fiscal quarter and the related consolidated statements of comprehensive income (loss), and cash flows of the Borrower and its Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of the Borrower acceptable to the Administrative Agent;

(b) as soon as available, and in any event no later than 90 days after the last day of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of the fiscal year then ended and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an opinion (without a “going concern” qualification or exception or qualification as to the scope of the audit, other than a “going concern” statement that is due to the impending maturity of this Agreement, the Term Facility, the Revolving Credit Agreement or any other Permanent Financing in the following 12 months) of Ernst & Young LLP or another firm of independent public accountants of recognized national standing, selected by the Borrower, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(c) notice of any Change of Control;

(d) promptly after knowledge thereof of the Borrower, written notice of (i) any pending litigation or governmental or arbitration proceeding against the Borrower or any Subsidiary or any of their Property which, if adversely determined, would reasonably be expected to have a Material Adverse Effect or (ii) the occurrence of any Default or Event of Default hereunder; and

(e) with each of the financial statements delivered pursuant to subsections (a) and (b) above, a written certificate in the form attached hereto as Exhibit E signed by the chief financial officer of the Borrower or another officer of the Borrower acceptable to the Administrative Agent to the effect that no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower or any Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.20 hereof.

Delivery within period specified above in clauses (a) and (b) of the Borrower’s quarterly report on Form 10-Q (with respect to clause (a)) or annual report on Form 10-K (with respect to clause (b)), in each case, prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to have satisfied the requirements of clause (a) or (b) above, as applicable. The Borrower will be deemed to have made such delivery if it has timely made such Form 10-Q or 10-K, as applicable, available on “EDGAR” and on its homepage on the worldwide web (at the date of this Agreement located at www.smucker.com) and shall have given the Administrative Agent prior notice (which shall contain an electronic link to the location on EDGAR or the Borrower’s homepage on the worldwide web where such forms are located) of such availability on EDGAR and on its home page in connection with each delivery. The Borrower may comply with the requirements of the other clauses of this Section 8.5 by publishing such statements and reports on its internet web site or another accessible electronic database and giving the Administrative Agent notice (which shall contain an electronic link to the location on EDGAR or the Borrower’s homepage on the worldwide web where such forms are located) thereof.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 13.26); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC.”

Section 8.6. Inspection. The Borrower shall, and shall cause each Loan Party to, permit the Administrative Agent, and each of its duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, its officers having responsibility for the matters being discussed at such reasonable times and intervals as the Administrative Agent or any such Lender may designate; provided that, so long as no Event of Default exists, (x) each such visit, discussion or inspection shall be subject to reasonable prior notice to the Borrower, and (y) the Borrower shall not be required to, or to cause any Loan Party to, permit more than one such visit, discussion or inspection on more than one occasion in any twelve-month period.

Section 8.7. Borrowings and Guaranties. The Borrower shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Debt, or incur liabilities for interest rate, currency, or commodity cap, collar, swap, or similar hedging arrangements, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person (including the Borrower or any Subsidiary) in respect of Debt, or otherwise agree to provide funds for payment of the obligations of another in respect of Debt, or supply funds thereto or invest therein or otherwise assure a creditor in respect of Indebtedness for Borrowed Money of another against loss; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a) the Obligations of the Borrower and the Guarantors owing to the Administrative Agent and the Lenders (and their Affiliates) and other unsecured Debt or guarantees incurred by the Borrower and any Guarantor under or with respect to the Term Facility and any Permanent Financing; provided that the aggregate principal amount of Debt incurred pursuant to this clause (a) shall not exceed $5,500,000,000 outstanding at any time;

(b) obligations of the Borrower or any Subsidiary arising out of interest rate, foreign currency, and commodity hedging agreements entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;

(c) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(d) intercompany advances from time to time owing by any Subsidiary to the Borrower or another Subsidiary or by the Borrower to a Subsidiary in and guarantees and similar undertakings by the Borrower or a Subsidiary in respect of such obligations of any Subsidiary;

(e) Debt and guaranties outstanding (or commitments existing) on the date hereof and listed on Schedule 8.7 and any refinancings, refundings, renewals or extensions thereof; provided that the principal amount of such Debt and guaranties is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(f) Debt of any Person that becomes a Subsidiary of the Borrower after the date hereof, which Debt is existing at the time such Person becomes a Subsidiary of the Borrower (other than Debt incurred solely in contemplation of such Person’s becoming a Subsidiary of the Borrower);

(g) guarantees by any Subsidiary that is not a Guarantor of any Debt of any other Subsidiary that is not a Guarantor and guarantees by the Borrower or any Guarantor of any Debt of the Borrower or any Guarantor;

(h) unsecured Debt or guarantees incurred by the Borrower, any Guarantor or any Foreign Subsidiary under or with respect to the Revolving Credit Agreement (as amended, amended and restated, replaced or refinanced from time to time);

(i) Priority Debt in an aggregate amount not to exceed 15% of Consolidated Total Capitalization as of the most recently ended fiscal quarter of the Borrower at any time; and

(j) indebtedness of the Borrower or any Guarantor not otherwise permitted by this Section, provided that after the incurrence thereof the Borrower is in compliance on a pro forma basis with Section 8.20(a) hereof.

Section 8.8. Liens. The Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under (i) ERISA or (ii) any Canadian federal and provincial pension laws unless such Lien arises or persists in the normal course of the funding or administration of a Canadian Pension Plan in compliance with applicable law), good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money;

(b) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business;

(c) judgment liens and judicial attachment liens not constituting an Event of Default under Section 9.1(g) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding;

(d) any interest or title of a lessor under any operating lease;

(e) easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

(f) Liens existing on the date hereof and any renewals or extensions thereof, provided that (i) the Property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 8.7(e), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.7(e);

(g) Liens on Property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary, and the applicable Indebtedness for Borrowed Money secured by such Lien is permitted under Section 8.7(f);

(h) reservations and exceptions relating to Property in Canada contained or implied by statute in the original disposition from the Crown in right of Canada and grants made by the Crown in right of Canada of interests so reserved or accepted;

(i) Liens securing intercompany advances permitted by Section 8.7(d) to the extent solely in favor of the Borrower or a Subsidiary;

(j) Liens not otherwise permitted hereby securing indebtedness permitted by this Section 8.8, provided that the aggregate principal amount of Priority Debt plus (without duplication) the aggregate principal amount of indebtedness secured by a Lien pursuant to this subsection (j) will not exceed 15% of Consolidated Total Capitalization as of the most recently ended fiscal quarter of the Borrower at any time;

(k) Liens on cash deposits securing Debt of the Borrower and its Subsidiaries pending application of such cash deposits to repay such Debt in connection with the Blue Transactions; and

(l) Liens on cash deposits to backstop letters of credit or to secure swap obligations of the Blue Acquired Business or any of its Subsidiaries, in each case that are outstanding on the Closing Date.

Section 8.9. [Reserved].

Section 8.10. Mergers, Consolidations and Sales. The Borrower shall not, nor shall it permit any Subsidiary to, be a party to any merger, amalgamation, consolidation, arrangement or reorganization or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction other than in the ordinary course of business; provided, however, that this Section shall not apply to nor operate to prevent:

(a) the sale, transfer, lease or other disposition of Property of the Borrower or any Subsidiary to the Borrower or any other Subsidiary;

(b) any mergers, amalgamations, consolidations, arrangements or reorganizations or other transactions undertaken in connection with the Blue Transactions;

(c) any Subsidiary may merge or amalgamate with (i) the Borrower, provided that if the Subsidiary is merging with the Borrower, the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Wholly-owned Subsidiary is merging or amalgamating with another Subsidiary, a Wholly-owned Subsidiary shall be the continuing or surviving Person;

(d) the Borrower and any of its Subsidiaries may merge or amalgamate into or consolidate with any other Person or permit any other Person to merge or amalgamate into or consolidate with it; provided that the Person surviving such merger, amalgamation or consolidation shall be the Borrower or a Subsidiary of the Borrower;

(e) the sale, transfer or other disposition of any equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such sale, transfer or other disposition are reasonably promptly applied to the purchase price of such replacement property;

(f) non-exclusive licenses of intellectual property rights;

(g) any Subsidiary may dissolve, liquidate or otherwise terminate its existence, or may reincorporate or reorganize in another jurisdiction, if the Borrower determines that such action is consistent with the interests of the Borrower and its Subsidiaries taken as a whole;

(h) the Borrower or any Subsidiary may sell, lease, transfer or otherwise dispose of any assets to any Person so long as (i) such disposition is for fair market value (as determined by the Borrower or Subsidiary); and (ii) the aggregate amount of all such dispositions pursuant to this subsection (h) for the Borrower and all Subsidiaries does not exceed, for the most recently completed four fiscal quarters of the Borrower, an amount equal to fifteen percent (15%) of Consolidated Total Assets for the most recently completed fiscal year of the Borrower; provided that if the proceeds hereof are intended to be used to repay Indebtedness for Borrowed Money or to acquire property useful in the business of the Borrower and its Subsidiaries within three hundred sixty-five (365) days, then such sale, lease, transfer or other disposition shall be excluded for the purposes of determining compliance with this subsection (h); and

(i) any sale, transfer or other disposition (i) constituting a casualty event or (ii) to the extent required by or made pursuant to buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements.

Section 8.11. Dividends and Certain Other Restricted Payments. The Borrower shall not, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests (other than dividends or distributions payable solely in its capital stock or other equity interests), or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same, (collectively referred to herein as “Restricted Payments”); provided, however, that (a) the foregoing shall not operate (i) to prevent the making of dividends or distributions by any Subsidiary to any other Subsidiary or to the Borrower or (ii) to prevent the purchase, redemption or other acquisition or retirement of any capital stock or other equity interests of any Subsidiary or any warrants, options or similar instruments to acquire the same, in each case of this clause (ii), held by the Borrower or any Subsidiary, and (b) the Borrower may declare or pay any Restricted Payment so long as both immediately prior to and after such declaration or payment no Event of Default shall exist.

Section 8.12. Benefit Plans. (a) ERISA. The Borrower shall, and shall cause each ERISA Affiliate to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed would reasonably be expected to result in the imposition of a Lien against any of its Property and have a Material Adverse Effect. The Borrower shall, and shall cause each ERISA Affiliate to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any Reportable Event with respect to a Pension Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Pension Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Pension Plan, and (d) the occurrence of any event with respect to any Plan that would result in the incurrence by the Borrower or any ERISA Affiliate of any liability, fine or penalty, or any increase in the contingent liability of the Borrower or any ERISA Affiliate with respect to any post-retirement Welfare Plan benefit, that, in any such case, would reasonably be expected to have a Material Adverse Effect.

(b) Canadian Pension Plans and Benefit Plans.

(i) For each existing, or hereafter adopted, Canadian Pension Plan and Canadian Benefit Plan, the Borrower and its Subsidiaries shall in a timely fashion comply with and perform in all material respects all of their statutory obligations under and in respect of such Canadian Pension Plan or Canadian Benefit Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations).

(ii) All material employer payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan shall be paid or remitted by the Borrower or its Subsidiaries in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws. The Borrower and its Subsidiaries shall also ensure that within 30 days after (A) the timely filing of an actuarial valuation report required to be filed under Canadian pension legislation, or (B) the rendering of an actuarial valuation report commissioned at the request of the Borrower or its subsidiaries (a “New Valuation Report”), which New Valuation Report identifies a going concern or solvency deficit (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and with generally accepted actuarial principles) that is greater than the corresponding going concern or solvency deficit disclosed in Schedule 6.15(b) (the “Increased Deficit”), where such Increased Deficit would reasonably be expected to have a Material Adverse Effect, the difference between the Increased Deficit and the corresponding deficit disclosed in Schedule 6.15 shall be liquidated so as to bring the level of such deficit to a level equal to any corresponding deficit disclosed in Schedule 6.15(b).

(iii) Except as disclosed in Schedule 6.15(b), where it would reasonably be expected to have a Material Adverse Effect, (i) no Canadian Benefit Plan shall be an unfunded or self-insured plan; and (ii) neither the Borrower nor any Subsidiary shall increase its unfunded position in respect of such Canadian Benefit Plan disclosed in 6.15(b)

(iv) Except as disclosed in Schedule 6.15(b), neither the Borrower nor any of its Subsidiaries shall have any liability in respect of a multi-employer pension plan as that term is defined in the relevant Canadian pension legislation.

(v) The Borrower or its Subsidiary shall deliver to the Administrative Agent (A) if requested by the Administrative Agent, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan as filed with any applicable Governmental Authority or as commissioned by the Borrower or its Subsidiaries; (B) promptly after receipt thereof, a copy of any material claim direction, order, notice, ruling or opinion that the Borrower or any Subsidiary may receive from any applicable Governmental Authority or other claimant except for regular claims for benefits with respect to any Canadian Pension Plan or Canadian Benefit Plan; and (C) notification within thirty (30) days of any increases having a cost to the Borrower or any

Subsidiary in excess of Twenty Five Million Dollars ($25,000,000) per annum in the aggregate, in respect of any existing Canadian Pension Plan or Canadian Benefit Plan, or the establishment of any new Canadian Pension Plan or Canadian Benefit Plan, or the commencement of contributions to any such plan to which the Borrower or any Subsidiary was not previously contributing.

Section 8.13. Compliance with Laws. The Borrower shall, and shall cause each Subsidiary to, comply in all material respects with the requirements of all federal, state, provincial, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

Section 8.14. Compliance with OFAC Sanctions Programs and FCPA. (a) The Borrower shall at all times comply with the requirements of all United States and Canadian export control, trade and commerce laws (including without limitation the OFAC Sanctions Programs) applicable to the Borrower and shall cause each of its Subsidiaries to comply with the requirements of all United States and Canadian economic sanctions laws applicable to such Subsidiary.

(b) The Borrower shall provide the Administrative Agent and the Lenders any information requested in writing by the Administrative Agent and the Lenders regarding the Borrower, its Affiliates, and its Subsidiaries that it is necessary for the Administrative Agent and the Lenders to collect to comply with applicable United States and Canadian economic sanctions laws (including without limitation the OFAC Sanctions Programs); subject however, in the case of Affiliates, to the Borrower’s ability to provide information applicable to them.

(c) If the Borrower obtains actual knowledge or receives any written notice that the Borrower, any controlled Affiliate or any Subsidiary is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), the Borrower shall promptly (i) give written notice to the Administrative Agent and the Lenders of such OFAC Event, and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the United States and Canadian economic sanctions laws (including without limitation the OFAC Sanctions Programs).

(d) The Borrower and its Subsidiaries shall not use any of the proceeds of the Loans, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

(e) The Borrower and its Subsidiaries shall not use any of the proceeds of the Loans, directly or, to the knowledge of the Borrower, indirectly, to fund any activities or business (x) of or with any individual or entity named on the most current OFAC SDN List or any other economic sanctions list maintained by OFAC or the U.S. Department of State, or any individual or entity owned 50% or more directly or indirectly by one or more parties named on any such list, or (y) in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, except, in the case of (x) or (y), to the extent licensed by OFAC or otherwise permissible under U.S. law.

Section 8.15. Burdensome Contracts With Affiliates. Except as otherwise permitted hereunder, the Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are, taken as a whole, materially less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other; provided however that the foregoing shall not prohibit (a) the payment of customary and reasonable directors’ fees to directors who are not employees of the Borrower or any of its Subsidiaries or an Affiliate, (b) any transaction between the Borrower or a Subsidiary and an Affiliate that is the Borrower or a Subsidiary, (c) any employment agreement, employee benefit plan, stock option plan, officer and director indemnification agreement or any similar arrangement entered into by the Borrower or any Subsidiary in the ordinary course of business, (d) loans to employees or officers in the ordinary course of business, (e) Restricted Payments not prohibited by Section 8.11, (f) transactions pursuant to the Blue Acquisition Shareholders’ Agreement and (g) transactions undertaken in connection with the Blue Transactions.

Section 8.16. Changes in Fiscal Year. The Borrower may, on no more than one occasion, change its fiscal year-end to a date other than April 30, subject to such adjustments to this Agreement and the other Loan Documents, and the delivery of such additional certificates and financial information, as the Administrative Agent shall reasonably determine are necessary or appropriate in connection with such change (and notwithstanding anything to the contrary herein, the Lenders hereby authorize the Administrative Agent and the Borrower to make (and hereby consent to) such adjustments to this Agreement and the other Loan Documents without the consent of any other Person).

Section 8.17. Change in the Nature of Business. The Borrower shall not, nor shall it permit any Subsidiary to, engage in any material line of business if as a result thereof the general nature of the business conducted by the Borrower and its Subsidiaries would be substantially changed from the general nature of the business conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof (it being agreed for the avoidance of doubt that any additional lines of business conducted by the Borrower and its Subsidiaries as a result of the consummation of the Blue Transactions are permitted by this Section 8.17).

Section 8.18. Use of Proceeds. The Borrower shall use the credit extended to it under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.

Section 8.19. No Restrictions. Except as provided herein, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any

Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay any indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary, (d) transfer any of its Property to the Borrower or any other Subsidiary, or (e) guarantee the Obligations as required by the Loan Documents, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions in leases or other agreements entered into in the ordinary course of business, (iii) customary restrictions in security agreements or mortgages securing Indebtedness for Borrowed Money of the Borrower or any of its Subsidiaries, or any Capital Lease, of the Borrower or any Subsidiary to the extent such restrictions shall only restrict the transfer of the Property subject to such agreement, mortgage or Capital Lease, (iv) restrictions in agreements governing Indebtedness for Borrowed Money of the Borrower or any of its Subsidiaries to the extent that the incurrence of such Indebtedness for Borrowed Money is not prohibited by Section 8.7 hereof, (v) any restrictions existing with respect to any Person or assets acquired by the Borrower or any Subsidiary and existing at the time of (and not entered into in contemplation of) such acquisition, which restrictions are not applicable to any Person or the assets of any Person other than such Person or such assets acquired, (vi) customary provisions in joint venture agreements or similar agreements applicable to joint ventures entered into in the ordinary course of business, (vii) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 8.10 applicable to the asset to be sold pending the consummation of such sale, (viii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (ix)(1) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest or (2) customary restrictions imposed on the transfer of trademarked, copyrighted or patented materials or provisions in agreements that restrict the assignment of such agreements or any rights thereunder, and (x) any extensions, renewals, refinancings or replacements of any of the foregoing that are no less favorable in any material respect to the Lenders than those restrictions that are then in effect and are being extended, refinanced, renewed or replaced.

Section 8.20. Financial Covenants. (a) Total Leverage Ratio. As of the last day of each fiscal quarter of the Borrower, commencing with the first fiscal quarter ending after the Closing Date, the Borrower shall not permit the Total Leverage Ratio to be greater than 4.75 to 1.00.

(b) Interest Coverage Ratio. As of the last day of each fiscal quarter of the Borrower, commencing with the first fiscal quarter ending after the Closing Date, the Borrower shall not permit the Interest Coverage Ratio to be less than 3.50 to 1.

SECTION 9. EVENTS OF DEFAULT AND REMEDIES.

Section 9.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) default in the payment when due of all or any part of the principal of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement), or default for a period of five (5) Business Days in the payment when due of any interest, fee or other Obligation payable hereunder or under any other Loan Document;

(b) default in the observance or performance of any covenant set forth in Sections 8.5(d)(ii), 8.7, 8.8, 8.10, 8.11, 8.15, 8.17, 8.18, 8.19 or 8.20 hereof;

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after written notice thereof is given to the Borrower by the Administrative Agent;

(d) any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(e) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any Loan Party takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f) default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by the Borrower or any Subsidiary aggregating in excess of $150,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and (i) either (x) the maturity of any such Indebtedness for Borrowed Money shall have been accelerated or (y) such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or (ii) any such Indebtedness for Borrowed Money shall not be paid when due;

(g) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $150,000,000 (except to the extent fully covered by insurance), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

(h) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower under ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount which would be expected to result in a Material Adverse Effect;

(i) any Change of Control shall occur;

(j) the Borrower or any Major Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, the Bankruptcy and Insolvency Act (Canada), as amended, or the Companies Creditors

Arrangement Act (Canada), as amended, or the Winding-Up and Restructuring Act (Canada), as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, receiver and manager, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith and with continued due diligence any appointment or proceeding described in Section 9.1(k) hereof; or

(k) a custodian, receiver, receiver and manager, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Major Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against the Borrower or any Major Subsidiary, and such appointment is not immediately contested in good faith and with continued due diligence continues undischarged or such proceeding is not immediately contested in good faith and with continued due diligence and continues undismissed or unstayed for a period of 60 days.

Section 9.2. Non-Bankruptcy Defaults. Subject to Section 7.3, when any Event of Default (other than those described in subsection (j) or (k) of Section 9.1 hereof with respect to the Borrower) has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: if so directed by the Required Lenders, (i) declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind and (ii) subject to Section 13.2(b), exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents. The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 9.3. Bankruptcy Defaults. Subject to Section 7.3, when any Event of Default described in subsections (j) or (k) of Section 9.1 hereof with respect to the Borrower has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, and, subject to Section 13.2(b), the Administrative Agent may exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents.

SECTION 10. CHANGE IN CIRCUMSTANCES.

Section 10.1. Change of Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any change in applicable law or regulation (and for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all regulations, guidelines or directives in connection therewith (the “Dodd-Frank Act”) and all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (the “Basel III Rules”) are deemed to have been adopted and gone into effect after the date hereof), or in the interpretation thereof in each case occurring after the date hereof makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. The Borrower shall at its election either (i) prepay on demand the outstanding principal amount of any such affected Eurodollar Loans made to it, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement or (ii) convert the principal amount of the affected Eurodollar Loans from such Lender into Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 10.2. Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a) the Administrative Agent determines that deposits in U.S. Dollars are not being offered to it in the interbank market for such Interest Period, or that by reason of circumstances affecting the relevant interbank market adequate and reasonable means do not exist for ascertaining the applicable LIBOR (such Eurodollar Loans, the “Impacted Loans”), or

(b) the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans, respectively, for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make or maintain Eurodollar Loans shall be suspended; provided that if one or more Lenders suspend maintaining Eurodollar Loans, the Borrower may elect to either prepay or convert such Eurodollar Loans to Base Rate Loans in accordance with the provisions of the final sentence of Section 10.1. The Administrative Agent shall not make a determination described in Section 10.2(a), and no Lender shall advise the Administrative Agent as described in Section 10.2(b), unless the Administrative Agent or such Lender, as applicable, is then generally making or will thereafter generally make similar determinations or deliver similar advice, in each case, under comparable credit facilities with similar provisions to this Section 10.2 to which it is a party with borrowers that are similarly situated to and of similar creditworthiness to the Borrower.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) of this Section 10.2, the Administrative Agent, in consultation with the Borrower and the Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans unless and until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this Section 10.2, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

Section 10.3. Increased Cost and Reduced Return. (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation (and for purposes of this Agreement, the Dodd-Frank Act and the Basel III Rules are deemed to have been adopted and gone into effect after the date hereof), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) shall subject any Lender (or its Lending Office) to any duty or other charge with respect to its Eurodollar Loans, its Notes, or its obligation to make Eurodollar Loans;

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, or its obligation to make Eurodollar Loans; or

(iii) shall subject any Lender (or its Lending Office) to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its Loans, its Notes, or its obligation to make any Loans, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Eurodollar Loan, or, in the case of Taxes, any Loan, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay or cause the relevant Loan Party to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) If, after the date hereof, any Lender or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy or liquidity (and for purposes of this Agreement, the Dodd-Frank Act and the Basel III Rules are deemed to have been adopted and gone into effect after the date hereof), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency, has had the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) A certificate of a Lender claiming compensation under this Section 10.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive if reasonably determined. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Notwithstanding the foregoing, (a) the Borrower shall not be obligated to compensate any Lender for any increased costs or reductions incurred more than 90 days prior to the date the Lender, as the case may be, notifies the Borrower of its intention to claim compensation therefor and (b) no Lender shall be entitled to claim any amounts pursuant to this Section 10.3, unless such Lender is then generally claiming or generally will claim such amounts in similar circumstances under comparable credit facilities with similar provisions to this Section 10.3 to which it is a party with borrowers that are similarly situated to and of similar creditworthiness to the Borrower.

Section 10.4. Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the Administration Questionnaire provided by it to the Administrative Agent (each a “Lending Office”) for each type of Loan available hereunder and for the Borrower hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. All terms of this Agreement shall apply to any such Lending Office and the Loans, any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Office. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Loans to reduce any liability of the Borrower to such Lender under Section 10.3 hereof or to avoid the unavailability of Eurodollar Loans under Section 10.2 hereof, so long as such designation is not otherwise disadvantageous to the Lender.

Section 10.5. Discretion of Lender as to Manner of Funding . Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 11. THE ADMINISTRATIVE AGENT.

Section 11.1. Appointment and Authorization of Administrative Agent. Each Lender hereby appoints Bank of America as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein.

Section 11.2. Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender (if applicable).

Section 11.3. Action by Administrative Agent. If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 8.5 hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Section 9.2. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Borrower. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

Section 11.4. Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5. Liability of Administrative Agent; Credit Decision. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan

Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the Administrative Agent shall have no liability to any Lender with respect thereto.

Without limiting the generality of the foregoing, the Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

Section 11.6. Indemnity. The Lenders shall ratably, in accordance with their respective Applicable Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent (whether as indemnities or otherwise, and with any amounts offset for the benefit of the Administrative Agent to be held by it for its own account), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

Section 11.7. Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the consent (which shall not be unreasonably withheld or delayed) of the Borrower if no Event of Default shall have occurred and be continuing. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which may be any Lender hereunder or, with the consent (which shall not be unreasonably withheld or delayed) of the Borrower if no Event of Default shall have occurred and be continuing, any commercial bank, or an Affiliate of a commercial bank, having an office in the United States of America and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents. Whether or not a successor has been appointed, the retiring Administrative Agent shall be discharged from its duties and obligations thereunder within 60 days after the retiring Administrative Agent’s giving notice of resignation. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. If the Administrative Agent resigns and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and the Borrower shall be directed to make all payments due each Lender hereunder directly to such Lender.

Section 11.8. Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guarantee (a) if such Person ceases to be a Subsidiary as a result of a transaction not prohibited by the Loan Documents, (b) in the circumstances contemplated by Section 4.3 and (c) in the circumstances described in Section 11.10.

Section 11.9. Designation of Additional Agents. At any time and from time to time one or more of the Lenders (and/or its or their Affiliates) may be designated as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,” “co-agent,” or other designations for purposes hereto, but such designation shall have no substantive effect, and neither the Lead Arranger, syndication agent, documentation agents or co-agents named herein nor any such Lenders and their Affiliates shall have any additional powers, duties or responsibilities as a result of being named herein or of being so designated.

Section 11.10. The Intercreditor Agreement. The Administrative Agent is hereby irrevocably authorized by the Lenders to execute and deliver the Intercreditor Agreement on behalf of each of the Lenders and to take such action and exercise such powers under the Intercreditor Agreement as the Administrative Agent considers appropriate, provided the Administrative Agent shall not amend the Intercreditor Agreement unless (a) such amendment is agreed to in writing by the Required Lenders, or (b) such amendment is necessary as a result of an amendment, waiver or other modification of this Agreement that has been approved by the Required Lenders; provided further that following the payment in full of the Private Placement Notes, the Lenders hereby authorize the Administrative Agent to enter into such amendments or modifications to the Intercreditor Agreement as shall be necessary to terminate the Intercreditor Agreement concurrently with either (x) the termination of the Intercreditor Agreement by each other party thereto or (y) the release of all Subsidiary Guarantors (as defined in the Intercreditor Agreement) from their guarantees of the Guarantied Obligations (as defined in the Intercreditor Agreement). Each Lender acknowledges and agrees that it (and any assignee of such Lender) will be bound by the terms and conditions of the Intercreditor Agreement upon the execution and delivery thereof by the Administrative Agent. Except as otherwise specifically provided for herein, no Lender other than the Administrative Agent shall have the right to institute any suit, action or proceeding in equity or at law for the enforcement of any remedy under the Intercreditor Agreement; it being understood and intended that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent in the manner provided for in the Intercreditor Agreement for the benefit of the Lenders.

11.11. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.1 and 13.15) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.1 and 13.15.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

SECTION 12. THE GUARANTEES.

Section 12.1. The Guarantees. To induce the Lenders to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Commitments and the Loans and for other good and valuable consideration, receipt of which is hereby acknowledged, each Guarantor party hereto (including any such Subsidiary executing an Additional Guarantor Supplement in the form attached hereto as Exhibit F or such other form acceptable to the Administrative Agent) hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders, the due and punctual payment of all present and future Obligations of the Borrower, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof or any other applicable Loan Document (including all interest, costs, fees, and charges after the entry of an order for relief against the Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Borrower or any such obligor in any such proceeding). In case of failure by the Borrower punctually to pay any Obligations guaranteed hereby, each Guarantor of the Borrower’s Obligations under this Section 12.1 hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower.

Section 12.2. Guarantee Unconditional. The obligations of each Guarantor under this Section 12 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the Borrower or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document;

(c) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, the Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower or other obligor or of any other guarantor contained in any Loan Document;

(d) the existence of any claim, set-off, or other rights which the Borrower or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender or any other Person, whether or not arising in connection herewith;

(e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower or other obligor, any other guarantor, or any other Person or Property;

(f) any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrower or other obligor, regardless of what obligations of the Borrower or other obligor remain unpaid;

(g) any invalidity or unenforceability relating to or against the Borrower or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or other obligor or any other guarantor of the principal of or interest on any Loan or any other amount payable under the Loan Documents; or

(h) any other act or omission to act or delay of any kind by the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 12.

Each Guaranty hereunder shall be a guaranty of payment and not of collection.

Section 12.3. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Subject to Sections 4.3 and 11.8, each Guarantor’s obligations under this Section 12 shall remain in full force and effect until (i) the Commitments are terminated and the principal of and interest on the Loans and all other amounts payable by the Borrower and Guarantors under this Agreement and all other Loan Documents (other than contingent indemnification obligations for which no claim has been made) have been paid or (ii) with respect to any Guarantor, if such Person ceases to be a Subsidiary as a result of a transaction not prohibited under the Loan Documents. If at any time any payment of the principal of or interest on any Loan or any other amount payable by the Borrower or other obligor or any Guarantor under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 12 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 12.4. Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations shall have been paid in full subsequent to the termination of all the Commitments. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the payment in full of the Obligations and all other amounts payable by the Borrower hereunder and the other Loan Documents (other than contingent indemnification obligations for which no claim has been made) and the termination of the Commitments, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders or be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 12.5. Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender or any other Person against the Borrower or other obligor, another guarantor, or any other Person.

Section 12.6. Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 12 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 12 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

Section 12.7. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower or other obligor under this Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 12.8. Benefit to Guarantors. The Borrower and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

Section 12.9. Guarantor Covenants. Each Guarantor shall take such action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking.

SECTION 13. MISCELLANEOUS.

Section 13.1. Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or Loan Party) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or the Administrative Agent shall be required by applicable law to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent shall withhold or make such deductions as are determined by such Loan Party or the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 13.1) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction of Indemnified Taxes been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay or cause the relevant Loan Party to pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Without duplication of any additional amounts paid pursuant to Section 13.1(a), the Borrower shall, or shall cause the relevant Loan Party to, indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 13.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. In the event such certificate reflects Indemnified Taxes that were paid by the Administrative Agent to a Governmental Authority, the Administrative Agent shall also deliver to the Borrower the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory the Borrower.

(ii) Each Lender shall severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.11 relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by the Administrative Agent, after any payment of Taxes by any Loan Party to a Governmental Authority as provided in this Section 13.1, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 13.1(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person (or, if such Lender is disregarded as an entity separate from its owner for U.S. federal tax purposes, the Person treated as its owner for U.S. federal income tax purposes) shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed and executed originals of IRS Form W-9 certifying that such Lender or such U.S. Person, as applicable, is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal tax purposes, the Person treated as its owner for U.S. federal income tax purposes) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) duly completed and executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to an applicable income tax treaty;

(2) duly completed and executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal tax purposes, the Person treated as its owner for U.S. federal tax purposes) claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender (or such other Person) is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed and executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable;

(4) duly completed and executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 13.1 expires or becomes obsolete or inaccurate in any respect, it shall promptly (x) update such form or certification or (y) notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iv) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) if, pursuant to Section 13.1, any Lender becomes entitled to (I) receive from the Borrower any payment of any Indemnified Taxes or additional amounts or (II) have the Borrower pay to any Government Authority for the account of such Lender any Indemnified Taxes or additional amounts, then, in each case, such Lender shall (at the request of the Borrower) take such steps as shall not be disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-

designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for Taxes from amounts payable to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such re-designation.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines in its sole discretion (which shall be exercised in good faith) that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 13.1, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 13.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest (to the extent accrued from the date such refund is paid over to the Loan Party) or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will a Recipient be required to pay any amount to a Loan Party pursuant to this paragraph (f) to the extent such payment would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival. Each party’s obligations under this Section 13.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 13.2. No Waiver, Cumulative Remedies. (a) No delay or failure on the part of the Administrative Agent or any Lender, or on the part of the holder or holders of any of the Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders, and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Sections 9.2 and 9.3 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 13.16 (subject to the terms of Section 13.7) or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to this Section and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 13.7, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 13.3. Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 13.4. [Reserved].

Section 13.5. Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 13.6. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans, including, but not limited to, Sections 1.12, 10.3, and 13.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 13.7. Sharing of Set-Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the

Loans, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that (i) if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest and (ii) the provisions of this Section 13.7 shall not be construed to apply to (x) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds from the existence of a Defaulting Lender or pursuant to Section 1.15) or (y) any payment obtained by a Lender as consideration for the assignment of a sale or participation in any of its Loans to any assignee or participant, other than to the Borrower or a Subsidiary thereof (as to which the provisions of this Section 13.7 shall apply).

Section 13.8. Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by e-mail or telecopy) and shall be given to the relevant party at its physical address, e-mail address or (other than notices to the Borrower or any Guarantor) telecopier number set forth below, or such other physical address, e-mail address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by e-mail. Notices under the Loan Documents to any Lender shall be addressed to its physical address, e-mail or telecopier number set forth on its Administrative Questionnaire; notices under the Loan Documents to the Borrower or any Guarantor shall be addressed to its respective physical address or e-mail set forth below; and notices under the Loan Documents to the Administrative Agent shall be addressed to its physical address, telecopy or e-mail set forth below

to the Borrower or any Guarantor: One Strawberry Lane Orrville, Ohio 44667 Attention: Treasurer Telephone: (330) 684-3000 E-Mail: treasury@jmsmucker.com	to the Administrative Agent: Bank of America, N.A. 101 N. Tryon Street Charlotte, NC 28255 Attention: David Cochran Telephone: (980) 386-8201 Telecopy: (704) 719-5440 E-Mail: david.a.cochran@baml.com

Each such notice, request or other communication shall be effective (i) if given by telecopier (other than notices to the Borrower or any Guarantor) or e-mail, when such telecopy or e-mail is transmitted to the telecopier number or e-mail address specified in this Section or in the relevant Administrative Questionnaire and, in the case of a telecopy, a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means when delivered at the addresses specified in this Section or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the platform, any other electronic platform or electronic messaging service, or through the Internet.

Section 13.9. Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptances, Notices of Borrowing, amendments or other waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 13.10. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns permitted hereby. The Borrower and the Guarantors may not assign any of their rights or obligations under any Loan Document without the written consent of all of the Lenders. No Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with Section 13.12.

Section 13.11. Participants. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and/or Commitments held by such Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and the Administrative Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Section 1.12, Section 10.3 and Section 13.1 (subject to the obligations and limitations of such Sections (and the compliance of such participant therewith as if it were a Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.12) (it being understood that the documentation required under Section 13.1(e) shall be delivered to the Lender who sells the participation). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 13.12. Assignments. (a) Any Lender may at any time assign all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Commitment or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. The consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for all assignments. In addition, the consent of the Borrower (not to be unreasonably withheld or delayed with respect to assignments made from the Closing Date after giving effect to the funding of the Loans) shall be required (i) prior to the Closing Date, to the extent the assignment is not to a Permitted Assignee or an Affiliate (engaged in the business of making commercial loans) thereof and (ii) from the Closing Date (after giving effect to the funding of the Loans), unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate (engaged in the business of making commercial loans) of a Lender or an Approved Fund. The Borrower shall be deemed to have consented to any assignment after the Closing Date if it shall have failed to respond to a request for consent within ten (10) Business Days after receipt of written request for such consent from the Administrative Agent.

(iv) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower or Affiliates. No such assignment shall be made to the Borrower or any of its Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) No Prohibited Transaction. No such assignment shall be made if such assignment would result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

(vii) No Assignment to Defaulting Lenders. Notwithstanding anything to the contrary in this Section 13,12, no such assignment shall be made to a Defaulting Lender or a Person that would be a Defaulting Lender if it were a Lender.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.12(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 13.6 and 13.15 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.11 hereof.

(b) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City, New York, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing by the Borrower to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank or another similarly situated institution) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

Section 13.13. Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if such amendment or waiver is in writing (with an executed copy thereof promptly delivered to the Administrative Agent if not otherwise a party thereto) and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent; provided that:

(i) no amendment or waiver pursuant to this Section 13.13 shall (A) increase or extend any Commitment, or extend the Maturity Date, of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make or holds such Loan hereunder;

(ii) no amendment or waiver pursuant to this Section 13.13 shall, unless signed by each Lender, change the definition of Required Lenders, change the provisions of this Section 13.13, change any provision hereof in a manner that would alter the pro rata sharing of payments or reduction of the Commitments, release any material guarantor (except as otherwise provided for in the Loan Documents) or affect the number of Lenders required to take any action hereunder or under any other Loan Document;

(iii) no amendment to Section 12 hereof shall be made without the consent of the Guarantor(s) affected thereby;

(iv) the Fee Letter may be amended or its provisions waived with only the consent of the Borrower and of Bank of America;

and provided further that no such consent or written agreement of any Person other than the Borrower and the Administrative Agent shall be required in connection with an amendment of the type described in Section 8.16.

Section 13.14. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 13.15. Costs and Expenses; Indemnification. (a) The Borrower agrees to pay all reasonable and documented out-of-pocket fees and expenses of the Administrative Agent and the Lead Arranger in connection with the preparation, due diligence, negotiation, syndication, and administration of the Loan Documents (including, but not limited to, the reasonable and documented fees, disbursements and other charges of one counsel to the Lead Arranger and the Administrative Agent, and of any special and local (but limited to one in any relevant jurisdiction) counsel to the Lenders required to be retained by the Lead Arranger and in the case of an actual or perceived conflict of interest, one additional counsel for all similarly situated persons, taken as a whole in each appropriate jurisdiction) (whether or not the transactions contemplated herein are consummated). The Borrower agrees to pay to the Administrative Agent, the Lead Arranger and each Lender, all out-of-pocket costs and expenses reasonably incurred or paid by the Administrative Agent, the Lead Arranger, such Lender, or any such holder, including reasonable and documented attorneys’ fees and disbursements and court costs, in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any Guarantor as a debtor thereunder) or in connection with any work-out or restructuring in respect of the Obligations hereunder.

(b) The Borrower further agrees to indemnify the Administrative Agent, the Lead Arranger and each Lender and each of their Affiliates and successors and assigns and their respective directors, officers, employees, agents, financial advisors, controlling persons, consultants and other representatives (each such Person being called an “Indemnified Person”) from and against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable and documented out-of-pocket fees and disbursements of counsel for any such Indemnified Person and all reasonable and documented out-of-pocket expenses of litigation or preparation therefor, whether or not the Indemnified Person is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or any actual or alleged presence or Release of Hazardous Materials on or from any Property owned or operated by the Borrower or any Subsidiary or any liability under any Environmental Law, except, in each case, (i) to the extent such losses, claims, damages, penalties, judgments, liabilities and expenses resulted from such

Indemnified Person’s or any of its Related Persons’ gross negligence, bad faith or willful misconduct as determined by a final, non-appealable judgment of a court with competent jurisdiction, (ii) to the extent resulting from any claim, litigation, investigation or proceeding that does not involve the act or omission of the Borrower or any of its Affiliates and that is brought by an Indemnified Person solely against another Indemnified Person, other than claims against the Lead Arranger or Administrative Agent in its capacity in fulfilling its role as such or (iii) to the extent arising from a material breach by such Indemnified Person or any of its Related Persons of its obligations under this Agreement as found by a final, non-appealable judgment of a court with competent jurisdiction.

(c) To the extent permitted by applicable law, neither the Borrower nor any Guarantor nor any Indemnified Person or any Indemnified Person’s Related Person shall assert, and each such Person hereby waives, any claim against any other such Person on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that this sentence shall not limit the indemnity obligations of the Borrower or any Guarantor hereunder. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

Section 13.16. Set-Off. In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender, each subsequent holder of any Obligation, and each of their respective affiliates, is hereby authorized by the Borrower and each Guarantor at any time or from time to time, without notice to the Borrower, any Guarantor or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time held or owing by that Lender, subsequent holder, or affiliate, to or for the credit or the account of the Borrower or such Guarantor, whether or not matured, against and on account of the Obligations of the Borrower or such Guarantor to that Lender or subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender or subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 13.17. Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 13.18. Governing Law. This Agreement and the other Loan Documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of New York; provided that the laws of the State of Delaware shall govern in determining (a) the interpretation of “Blue Material

Adverse Effect” and whether a Blue Material Adverse Effect has occurred, (b) the accuracy of any Blue Acquisition Agreement Representation and whether as a result of a breach thereof, the Borrower or any Subsidiary has the right to terminate the Borrower or any of its Subsidiaries’ obligations under the Blue Acquisition Agreement, or to decline to consummate the Blue Acquisition pursuant to the Blue Acquisition Agreement and (c) whether the Blue Acquisition has been consummated in accordance with the Blue Acquisition Agreement.

Section 13.19. Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction, it being understood that the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 13.20. Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of the Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such

Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 13.21. Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries.

Section 13.22. Lender’s Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

Section 13.23. [Reserved].

Section 13.24. Submission to Jurisdiction; Waiver of Jury Trial. The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to this Agreement, the other Loan Documents or any other action, proceeding or counterclaim between the Borrower and an Indemnified Person arising out of or relating to, the transactions contemplated hereby or thereby. The parties hereto irrevocably agree that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to the applicable party shall be effective service of process against such party for any suit, action or proceeding relating to any such dispute. The parties hereto irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction any party hereto is or may be subject by suit upon judgment. THE BORROWER, THE GUARANTORS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 13.25. USA Patriot Act; Proceeds of Crime (Money Laundering). Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

Section 13.26. Confidentiality. Each of the Administrative Agent and the Lenders severally agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other expert advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having jurisdiction over the Administrative Agent or Lender subject to such disclosure, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the Administrative Agent or Lender subject to such disclosure agrees to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (g) with the prior written consent of the Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section, (B) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, or (C) is independently developed by the Administrative Agent or any Lender, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder, (j) for purposes of establishing a “due diligence” defense or (k) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (k). For purposes of this Section, “Information” means all information received from the Borrower or any of the Subsidiaries or from any other Person on behalf of the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses or the Blue Acquired Business or any of its Subsidiaries. The respective obligations of the Administrative Agent and the Lenders under this Section 13.26 shall survive, to the extent applicable to such Person, for a period of two years after the earliest of (x) the payment in full of the Obligations and the termination of this Agreement, (y) any assignment of its rights and obligations under this Agreement and (z) in the case of the Administrative Agent, its resignation or removal.

Section 13.27. Intercreditor Agreement. Upon the request of the Administrative Agent, at any time on or after the Closing Date but only to the extent that the statements to be included in such certificate are true and correct at such time, the Borrower shall furnish to each of the parties specified for delivery of such joinder and certificate in Section 6.12(b) of the Intercreditor Agreement, a copy of a joinder to the Intercreditor Agreement executed by the Administrative Agent and a certificate of the Borrower certifying the Debt evidenced by this Agreement is permitted under the terms of the Bank Credit Agreements (as defined in the Intercreditor Agreement) and the Additional Primary Senior Debt Agreements (as defined in the Intercreditor Agreement) then in effect and that no Event of Default (as defined in the Intercreditor

Agreement) (or any event that with the giving of notice or passage of time would be an Event of Default) is then in existence.

Section 13.28. No Fiduciary Duty. The Borrower and each Guarantor agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower and such Guarantor and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

[SIGNATURE PAGES TO FOLLOW]

This Bridge Term Loan Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“BORROWER”

THE J. M. SMUCKER COMPANY

By	/s/ Mark R. Belgya
Name:	Mark R. Belgya
Title:	Senior Vice President and CFO

“GUARANTORS”

J.M. SMUCKER LLC

By	/s/ Debra A. Marthey
Name:	Debra A. Marthey
Title:	Vice President and Treasurer

THE FOLGERS COFFEE COMPANY

By	/s/ Debra A. Marthey
Name:	Debra A. Marthey
Title:	Vice President and Treasurer

[Signature Page to Bridge Term Loan Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By	/s/ J. Casey Cosgrove
Name	J. Casey Cosgrove
Title	Director

[Signature Page to Bridge Term Loan Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Lender

By	/s/ Brendan Korb
Name	Brendan Korb
Title	Vice President

[Signature Page to Bridge Term Loan Credit Agreement]

BANK OF MONTREAL, as Lender

By	/s/ Eric A. Schubert
Name	Eric A. Schubert
Title	Managing Director

[Signature Page to Bridge Term Loan Credit Agreement]

PNC BANK NATIONAL ASSOCIATION, as Lender

By	/s/ Joseph G. Moran
Name	Joseph G. Moran
Title	Senior Vice President

[Signature Page to Bridge Term Loan Credit Agreement]

FIFTH THIRD BANK, as Lender

By	/s/ Marc Crady
Name	Marc Crady
Title	Vice President

[Signature Page to Bridge Term Loan Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Lender

By	/s/ Ken Gorski
Name	Ken Gorski
Title	Vice President

By	/s/ John P. Rehob
Name	John P. Rehob
Title	Principal Officer

[Signature Page to Bridge Term Loan Credit Agreement]

WELLS FARGO BANK, N.A., as Lender

By	/s/ Daniel R. Van Aken
Name	Daniel R. Van Aken
Title	Director

[Signature Page to Bridge Term Loan Credit Agreement]

SCHEDULE 1

COMMITMENTS

NAME OF LENDER	COMMITMENT
Bank of America, N.A.	$1,695,000,000.00
JPMorgan Chase Bank, N.A.	$975,000,000.00
Bank of Montreal	$365,000,000.00
PNC Bank, National Association	$365,000,000.00
Fifth Third Bank	$130,000,000.00
U.S. Bank National Association	$130,000,000.00
Wells Fargo Bank N.A.	$90,000,000.00

TOTAL	$3,750,000,000.00

SCHEDULE 6.2

SUBSIDIARIES

			OWNERSHIP
SUBSIDIARY	JURISDICTION	REGISTERED OFFICE	OWNED BY	PERCENT OWNERSHIP
Smucker Foods of Canada Corp.	Federally incorporated Canadian corporation	80 Whitehall Drive, Markham, Ontario L3R 0P3	Smucker Holdings, B.V.	100%
J.M. Smucker LLC	Ohio	N/A	Smucker Foods, Inc.	100%
The Folgers Coffee Company	Delaware	N/A	The J. M. Smucker Company	100%
Smucker Sales and Distribution Company	Ohio	N/A	The J. M. Smucker Company	100%
Smucker Services Company	Ohio	N/A	The J. M. Smucker Company	100%

SCHEDULE 6.15(B)

CANADIAN BENEFIT PLANS AND CANADIAN PENSION PLANS

Canadian Pension Plans

1.	Hourly Employees’ Pension Plan of Smucker Foods of Canada Corp. (as amended and restated effective January 1, 2008), and amendments thereto.

2.	Smucker Foods of Canada Corp. Pension Plan (as amended and restated effective as of January 1, 2013), with accompanying resolutions and amendments thereto.

3.	Executive Employees’ Pension Plan of Smucker Foods of Canada Corp. (as amended and restated effective January 1, 2010), and amendments thereto.

Canadian Benefit Plans

1.	Group Benefit Plan - Smucker Foods of Canada Corp., Policy Number 38453 (including retiree benefits for certain groups) with Manulife Financial.

2.	Voluntary Group Accident Insurance Program, Smucker Foods of Canada Corp., Policy Number PAl 9028478A, with AIG Insurance Company of Canada.

3.	Basic Accidental Death & Dismemberment Insurance, Smucker Foods of Canada Corp., Policy Number BSC 9106513 with AIG Insurance Company of Canada (nonunion employees).

4.	Group Savings Plans with Manulife Financial:

a.	Registered Retirement Savings Plan, Policy #20000825;

b.	Deferred Profit Savings Plan, Policy #30000825; and

c.	Non Registered Savings Plan, Policy #40000825.

5.	Benefits provided pursuant to the following collective agreements:

a.	Collective Agreement (ends November 1, 2019), between Smucker Foods of Canada Corp. (Sherbrooke) and Travailleurs unis de 1’ alimentation et du commerce, Local 500.

6.	Benefits provided under the supplemental policies set forth in the Smucker Foods of Canada Corp. Human Resources Policies and Procedures, including updates.

Exceptions

1.	Canadian Benefit Plans that are not either fully funded or fully insured.

None.

2.	Outstanding actions or suits.

None.

3.	Liability in respect of a multi-employer pension plan.

None.

4.	Canadian Pension Plans not fully funded on a going concern basis or solvency basis.

Based on the report of the actuarial valuation as of January 1, 2014, the Hourly Employees’ Pension Plan of Smucker Foods of Canada Corp. (amended and restated effective January 1, 2008) has a solvency deficit.

Based on the report of the actuarial valuation as of January 1, 2014, the Smucker Foods of Canada Corp. Pension Plan (amended and restated effective January 1, 2013) has a solvency deficit.

Based on the report of the actuarial valuation as of January 1, 2014, the Executive Employees’ Pension Plan of Smucker Foods of Canada Corp. has a solvency deficit.

SCHEDULE 8.7

EXISTING INDEBTEDNESS AND GUARANTIES

1.	Notes and Accompanying Guaranties.

a.	$24,000,000 in principal amount of 6.12% Senior Notes due November 1, 2015.

i.	Guaranty Agreement, dated as of October 23, 2008, by J.M. Smucker LLC in favor of the Noteholders (as defined therein).

ii.	Guaranty Agreement, dated as of November 6, 2008, by The Folgers Coffee Company in favor of the Noteholders (as defined therein).

b.	$389,600,000 in principal amount of 6.63% Senior Notes due November 1, 2018.

i.	Guaranty Agreement, dated as of October 23, 2008, by J.M. Smucker LLC in favor of the Noteholders (as defined therein).

ii.	Guaranty Agreement, dated as of November 6, 2008, by The Folgers Coffee Company in favor of the Noteholders (as defined therein).

c.	$300,000,000 in principal amount of 5.55% Senior Notes due April 1, 2022.

i.	Guaranty Agreement, dated as of May 31, 2007, by J.M. Smucker LLC in favor of the Noteholders (as defined therein).

ii.	Guaranty Agreement, dated as of November 6, 2008, by The Folgers Coffee Company in favor of the Noteholders (as defined therein).

d.	$400,000,000 in principal amount of 4.50% Senior Notes due June 1, 2025.

i.	Guaranty Agreement, dated as of June 15, 2010, by J.M. Smucker LLC in favor of the Noteholders (as defined therein).

ii.	Guaranty Agreement, dated as of June 15, 2010, by The Folgers Coffee Company in favor of the Noteholders (as defined therein).

e.	$802,200,000 in principal amount of 3.50% Senior Public Notes due October 15, 2021.

i.	First Supplemental Indenture, dated as of October 18, 2011, among The J. M. Smucker Company (as issuer), The Folgers Coffee Company (as guarantor), J.M. Smucker LLC (as guarantor), and U.S. Bank National Association (as trustee).

2.	Overdraft Line of Credit. Amounts outstanding under that certain Overdraft Line of Credit between Bank of Montreal and Smucker Foods of Canada Corp. in an aggregate principal amount not to exceed $20,000,000.

3.	Capitalized Lease Obligations. As of January 31, 2015, Smucker Foods of Canada Corp. had approximately $194,000 of Capitalized Lease Obligations, primarily for information technology equipment.

4.	Industrial Revenue Bonds. The Folger Coffee Company has indebtedness under the following lease agreement in connection with certain Industrial Revenue Bonds listed below.

a.	A Lease Agreement, dated as of June 1, 2003, between St. Tammany Parish Economic and Industrial Development District and The Folger Coffee Company in connection with $25,000,0000 St. Tammany Parish Economic and Industrial Development District Taxable Revenue Bonds (The Folger Coffee Company Project) Series 2003.

5.	Ohio Department of Development Loan. Cognovit Promissory Note dated December 28, 2010 between the Borrower (as obligor) and the Director of Development of the State of Ohio in principal amount outstanding as of February 28, 2015 of approximately $1,161,370.